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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Kroger Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY

NOTICE     OF     ANNUAL     MEETING     OF     SHAREHOLDERS

PROXY     STATEMENT

AND

2007    ANNUAL     REPORT

FINANCIAL HIGHLIGHTS
(in millions except per share data and percentages)

Fiscal Year	2007 (52 weeks)	2006 (53 weeks)	Percent Change (1)

Sales	$70,235	$66,111	6.2%
Operating profit	$2,301	$2,236	2.9%
Net earnings per share	$1.69	$1.54	9.7%
Average shares used in calculation	698	723	(3.5)%
Net cash provided by operating activities	$2,581	$2,351	9.8%
Capital expenditures	$2,126	$1,683	26.3%
Identical supermarket sales (2)	$62,440	$58,417	6.9%
Identical supermarket sales excluding fuel operations (2)	$57,068	$54,198	5.3%
Comparable supermarket sales (3)	$64,450	$60,128	7.2%
Comparable supermarket sales excluding supermarket fuel operations (3)	$58,838	$55,773	5.5%

(1)
The percent calculations were based on the rounded numbers as presented.
(2)
We define a supermarket as identical when the store has been in operation and has not been expanded or relocated for five full quarters. Annualized identical supermarket sales are calculated as a summation of four quarters of identical sales.
(3)
We define a supermarket as comparable when the store has been in operation for five full quarters, including expansions and relocations. Annualized comparable supermarket sales are calculated as a summation of four quarters of comparable sales.

COVER PRINTED ON RECYCLED PAPER

FELLOW SHAREHOLDERS:

        It is my pleasure to write to you about Kroger's strong 2007 performance and our plans for continued success in 2008 and beyond. We have grown Kroger's sales from $49 billion in 2000 to over $70 billion in 2007. We have increased market share in our major markets by a combined 165 basis points during the last three fiscal years. And in 2007, our performance exceeded our original expectations for both identical supermarket sales and earnings per share growth.

        We are consistently delivering results in the near-term, and at the same time we are making meaningful investments for our future. Our strong performance is the result of our Customer 1st strategy and the contributions of our 320,000 associates who deliver on that strategy every day in every store and Kroger workplace.

CUSTOMER 1ST – A WINNING CONNECTION WITH CUSTOMERS

        We are in the fourth year of implementing our Customer 1st strategy. We believe it is connecting well with our shoppers and will enable us to continue to grow our business and generate positive results for Kroger shareholders and associates for many years to come.

        Customer 1st focuses on four keys: our people, our products, our prices and the overall shopping experience for our customers. Kroger continues to make strong progress in each of these key areas.

        Our friendly, helpful people are the most important element of our Customer 1st strategy. We invest millions of dollars in training and education for our associates to advance their careers with us. We also continually assess the interests and engagement of our people in their work. Our customers are benefiting from these improvements.

        At the end of 2007, more than 21,000 of our associates have been with our company more than 25 years – a testimony to the career opportunities with Kroger. We appreciate every person on our team – whether they are a new associate or one of our 20 associates who have been with us 50 years or more.

MULTIPLE COMPETITIVE STRENGTHS

        Our Customer 1st strategy builds on Kroger's many competitive strengths. These include:

  •
  Multiple retail formats that meet the changing needs of our customers. We now operate 43 Marketplace stores, a format that captures the best of selected departments from a Fred Meyer store along with a strong grocery offering.

  •
  Outstanding private-label products that have earned industry-leading market share. Our premium Private Selection products, strong banner brands and great Value products can only be found in our stores. They offer high quality and value for shoppers of all budgets and tastes. Many of these products are made in one of our 42 manufacturing plants.

  •
  Our unwavering focus on listening to our customers and associates. We understand better than anyone what our customers want through our robust customer loyalty card program and the proprietary analytics that drive its success. We listen by conducting focus groups and surveys with thousands of shoppers. Because they are personally engaged with our customers, our associates provide valuable insight and feedback on what we should do to continue to improve. And we listen by partnering with our suppliers, many of whom are world leaders in consumer research.

  •
  The disciplined way we manage our business. We apply rigorous standards to our operational, financial and strategic decisions. We invest $2 billion annually in technology and capital projects, based on an intensive project analysis and review process.

  •
  Innovative new business lines such as Kroger Personal Finance, which offers customers in Kroger's family of stores outstanding rewards and smart, convenient financial products and services.

  •
  Our broad geographic diversity with leading market share in many of the nation's largest and fastest-growing communities.

  •
  Our successful track record of competing head-to-head against supercenters.

STRONG MARKET SHARE

        In 2007, Kroger continued to make impressive gains in market share. In the 44 major markets where we operate, Kroger's overall market share increased approximately 65 basis points in 2007 versus 2006. Kroger gained share in 37 of our 44 major markets, based on our calculations. Many of these markets are the largest and fastest-growing metropolitan areas in the country.

        These increases are on top of strong market share gains in 2005 and 2006. In fact, during the last three fiscal years combined, Kroger's share in its major markets has increased approximately 165 basis points.

        We know that consumers today have many choices. We believe Kroger has the right approach – and strong leadership at all levels of the company – to win with today's diverse shoppers.

FINANCIAL REVIEW – 2007

        Kroger's performance in 2007 met or exceeded our goals and demonstrates that our strategy is working as we continue to deliver value to both our customers and our shareholders. Total sales for the year increased 6.2% to a record $70.2 billion. After adjusting for the extra week in fiscal 2006, total sales increased 8.2%. Most of this increase was driven by strong identical sales growth, which is an important measure of our plan's success.

        Kroger's identical supermarket sales growth last year, excluding fuel sales, was 5.3%, surpassing our original target of 3 to 5%. Each quarter we raised our target to reflect the sales momentum throughout the year.

        Net earnings for the year were $1.18 billion, or $1.69 per diluted share. This equates to 15% growth after adjusting for the extra week in fiscal 2006. We originally expected to deliver earnings of $1.60 to $1.65 per diluted share for the year.

        Kroger's stock buyback and dividend programs further enhance shareholder value. During fiscal 2007, we repurchased 52.5 million shares of stock at an average price of $27.05 per share for a total investment of $1.4 billion. In January 2008, Kroger announced a new $1 billion stock repurchase authorization. This repurchase authorization replaced the $1 billion stock buyback announced in June 2007. Our share repurchase program reflects our belief that Kroger shares represent an attractive investment opportunity.

        In another move to reward shareholders, Kroger announced in March 2008 that our Board of Directors increased the quarterly dividend it pays shareholders by 20% to $0.09 per share. This is the second increase in the quarterly dividend since the Board reinstituted the dividend program in 2006. The Board increased the dividend after considering Kroger's overall performance, the needs of the business and the interests of shareholders. This increase reflects the Board's confidence in Kroger's strategic plan and aligns with the objectives outlined when the dividend was initiated.

        Kroger's share repurchase and dividend programs are an important part of our plan to deliver substantial value to shareholders. Since January 2000, Kroger has returned $5.0 billion in stock repurchases and $342 million in dividends to shareholders. We plan to continue to use free cash flow to repurchase shares and pay dividends.

OTHER 2007 HIGHLIGHTS

    Sustainability

        Sustainability is a leading concern among many consumers today. For Kroger, it is not a new trend, but rather a long-term commitment to continually understand and improve our environmental and social impacts.

        Our approach to sustainability includes partnering with our customers so we can all do our part. On the environmental front, Kroger and our customers are focused on reducing waste. This year, we made it easy for customers to reduce landfill waste by introducing plastic bag recycling bins in all of our grocery stores. Together, we recycled 9.1 million pounds of plastic. Our store associates hit an important milestone in 2007 when they redirected more than 1 billion pounds of cardboard from landfills to recycling centers through our in-store packaging waste handling program.

        We continue to expand our offerings for customers through our reusable bag program. U.S. consumers use approximately 100 billion plastic bags annually. Each reusable bag has the potential to eliminate 1,000 plastic bags over the course of its lifetime. These colorful, low-cost bags are becoming a household staple with multiple uses.

        We have also expanded our line of Private Selection Organic and Naturally Preferred products to meet increasing customer demand for these offerings. In addition, through Kroger's own label of household products, Everyday Living, we now offer a low-cost, highly-efficient compact fluorescent light bulb.

        This is just the beginning. To learn more about Kroger's efforts, we invite you to visit our sustainability report – Doing Our Part – which can be found on our website at www.Kroger.com/green.

    Community Support

        As a supermarket retailer, we know we can make a difference in helping to feed hungry people in our local communities. According to America's Second Harvest, more than 35 million Americans are hungry. For more than 25 years, Kroger has been supporting local food banks that bring hope and food to the needy.

        Last year, Kroger was once again selected "Retailer of the Year" by the more than 200 food banks of America's Second Harvest network. This is the fifth time in seven years we have been so honored.

        During 2007, we launched a new program to donate wholesome but unsaleable perishables to food banks that have the capacity to safely handle and distribute fresh food. This initiative gives food banks and those they serve access to a variety of nutritious meats, fruits and vegetables. It also is good for the environment because it reduces unnecessary waste.

        Kroger has also been a long-time supporter of the Salvation Army's Red Kettle holiday campaign that raises funds to support local needs. In 2007, the campaign raised $9.4 million at Kroger stores across the country, an increase of 16% over the previous year.

        Kroger is a generous, involved corporate citizen by any measure. In 2007, our company, foundation, associates and customers, donated more than $160.5 million in Kroger's name. These donations helped feed the hungry, support local schools and non-profit organizations, and celebrate America's diversity. Every year, Kroger proudly recognizes some of our associates who make outstanding contributions to their communities. We list the winners of The Kroger Co. Community Service Award for 2007 on the final page of this letter.

    Looking Ahead to 2008

        Kroger's broad geographic reach means we compete with many of the best retailers in our nation. Competitive pressure and the uncertainty of the current economic environment will remain challenges. We believe Kroger is positioned to sustain our growth despite these challenges. We have set demanding, yet achievable goals that we believe will continue to generate a strong return for shareholders.

        For fiscal 2008, we anticipate earnings of $1.83 to $1.90 per diluted share. As in 2007, we expect Kroger's earnings per share growth will be driven by the three factors that have been our business strategy for some time: strong identical sales, a slight improvement in non-fuel operating margins, and fewer shares outstanding.

        We are forecasting identical sales growth of 3 to 5%, excluding fuel. Shareholder return will be further enhanced by Kroger's quarterly dividend program.

        Both sales and earnings guidance are based on a stable labor environment. In 2008, we are negotiating labor contracts covering store associates in Columbus, Indianapolis, Las Vegas, Nashville, Phoenix and Portland. In every negotiation, we seek balanced agreements that provide good wages and benefits for our associates while allowing us to invest in our business to create career opportunities for existing and future associates.

    Kroger Celebrates 125 Years

        Kroger had an outstanding 2007. Our results demonstrate Kroger's ability to consistently generate shareholder value while also making meaningful investments for the future.

        In closing, I want to tell you what an honor it is for all of us at Kroger to celebrate our company's 125th anniversary in 2008. Our longevity is a testament to our company's ability to deeply listen to customers and change to meet their needs. We remain focused on our Customer 1st strategy and earning the lifelong loyalty of our shoppers.

        Our strategy reflects our plan to continue creating shareholder value, but it takes great people who are dedicated to serving the ever-changing needs of America's diverse shoppers to execute it successfully. Our associates are the reason for our longevity and success.

        On behalf of the entire Kroger team, thank you for your continued trust and support.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

        Congratulations to the winners of The Kroger Co. Community Service Award for 2007:

Phil Cagney, Atlanta
Robert Worley, Central
Johnny Vilardo, Cincinnati
Jim Worthington, City Market
Minnie Rice, Delta
Karen Gruber, Dillon Stores
Glenda Gammie, Fred Meyer
Stephen Nathenson, Fry's
Stacy Walker, Columbus
Dan Bostwick, Michigan
Lisa Napier, Jay C Stores
Amanda Pehr, King Soopers
Fredrick Todd Mounts, Mid-Atlantic
Ahmed Konteh, Mid-South
Patrick Sloan, QFC
Paul C. Lee, Ralphs
Denise Barnes, Food 4 Less/Foods Co
Janet Hampton and Joanna McHugh, Smith's
Thomas Truver, Southwest
Christina Baker, Pace Dairy of Indiana
Jose Calderon, Jackson Ice Cream – Denver
Kenneth Stegemoeller, Springdale Ice Cream and Beverage
Nancy Milner, Clackamas Bakery
Information Systems Group, Brighton Center Angels, General Office

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Cincinnati, Ohio, May 15, 2008

To All Shareholders of The Kroger Co.:

        The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio, on June 26, 2008, at 11 A.M., E.T., for the following purposes:

  1.
  To elect the directors for the ensuing year;

  2.
  To consider, act upon, and approve the 2008 Long-Term Incentive and Cash Bonus Plan;

  3.
  To consider and act upon a proposal to ratify the selection of independent auditors for the year 2008;

  4.
  To act upon five shareholder proposals, if properly presented at the annual meeting; and

  5.
  To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 28, 2008 will be entitled to vote at the meeting.

ATTENDANCE

        Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the notice of the meeting that was mailed to you as this will serve as your admission ticket.

        YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

        If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.thekrogerco.com) at 11 a.m., E.T.

By order of the Board of Directors, Paul W. Heldman, Secretary

PROXY STATEMENT

        Cincinnati, Ohio, May 15, 2008

        The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $12,500. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

        David B. Dillon, Steven R. Rogel, and John T. LaMacchia, all of whom are Kroger directors, have been named members of the Proxy Committee.

        The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 15, 2008.

        As of the close of business on April 28, 2008, our outstanding voting securities consisted of 660,506,576 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger's Secretary or in person at the meeting or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors. At the 2006 annual meeting, shareholders voted to amend Kroger's Articles of Incorporation to eliminate cumulative voting.

        The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

        Item No. 1, Election of Directors – The election of directors is determined by plurality. Broker non-votes and abstentions will have no effect on this proposal.

        Item No. 2, Approval of 2008 Long-Term Incentive and Cash Bonus Plan – Approval by shareholders of the Plan requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

        Item No. 3, Selection of Auditors – Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

        Item Nos. 4-8, Shareholder Proposals – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

        The Board of Directors, as now authorized, consists of 17 members, but will be reduced to 15 prior to the annual meeting upon the retirement of two current directors. All members are to be elected at the annual meeting to serve until the annual meeting in 2009, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger's Regulations and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. Pursuant to guidelines adopted by the Board, in an uncontested election, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election promptly will tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee of our Board of Directors will consider the resignation offer and recommend to the Board whether to accept the resignation. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2009
Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank and AT&T Inc. He is a member of the Corporate Governance and Public Responsibilities Committees.	65	1991
Robert D. Beyer	Mr. Beyer is Chief Executive Officer of The TCW Group, Inc., an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is a member of the Board of Directors of TCW and its parent, Société Générale Asset Management, S.A. He is also a member of the Board of Directors of The Allstate Corporation. Mr. Beyer is chair of the Financial Policy Committee and a member of the Compensation Committee.	48	1999

David B. Dillon	Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	57	1995
Susan J. Kropf
	Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., from 2001 until her retirement in December 2006. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon's board of directors from 1998 to 2006. She currently is a member of the board of directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. Ms. Kropf is a member of the Audit and Public Responsibilities Committees.	59	2007
John T. LaMacchia	Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc. From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.	66	1990
David B. Lewis	Mr. Lewis is Chairman and Chief Executive Officer of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle and Hartford. He is a director of H&R Block. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., Lewis & Thompson Agency, Inc., M.A. Hanna, TRW, Inc. and Comerica, Inc. He is chair of the Audit Committee and vice chair of the Public Responsibilities Committee.	63	2002
Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	53	2003

W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	47	2003
Jorge P. Montoya	Mr. Montoya was the President of The Procter & Gamble Company's Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble from 1995 to 1999. Mr. Montoya is a director of Gap, Inc. He is a member of the Compensation and Public Responsibilities Committees.	61	2007
Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Audit and Compensation Committees.	54	1997
Susan M. Phillips
	Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange and the Chicago Futures Exchange. Dr. Phillips also is a trustee of the Financial Accounting Foundation. She is a member of the Audit and Financial Policy Committees.	63	2003

Steven R. Rogel
	Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. He is a director of Union Pacific Corporation. Mr. Rogel has been appointed by the Board to serve as Lead Director. He is chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	65	1999
James A. Runde	Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.	61	2006
Ronald L. Sargent	Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Mattel, Inc. He is a member of the Audit and Public Responsibilities Committees.	52	2006
Bobby S. Shackouls
	Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective on March 31, 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips. He is vice chair of the Audit and Corporate Governance Committees.	57	1999

(1)
Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

        The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board Committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2007, the Audit Committee met eight times, the Compensation Committee met five times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 11 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger's other senior management, and administers certain long-term incentive programs. Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of Kroger, the CEO, and the Board.

        The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2009, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 15, 2009. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate's background and experience, to the attention of Kroger's Secretary at our executive offices. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

•
Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

•
Highest standards of personal character and conduct;

•
Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•
Ability to understand the perspectives of Kroger's customers, taking into consideration the diversity of our customers, including regional and geographic differences.

        The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

        The Board elected Ms. Kropf as director to fill a vacancy since the 2007 annual meeting. Non-management directors, our CEO, and a third-party search firm jointly recommended this director.

CORPORATE GOVERNANCE

        The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger's Secretary at our executive offices.

INDEPENDENCE

        The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, McGeorge and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

        The Lead Director presides over all executive sessions of the non-management directors; serves as the principal liaison to the non-management directors; and consults with the Chairman regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

        The Board of Directors has determined that David B. Lewis and Susan M. Phillips, both independent directors who are members of the Audit Committee, are "audit committee financial experts" as defined by applicable SEC regulations and that all members of the Audit Committee are "financially literate" as that term is used in the NYSE listing standards.

CODE OF ETHICS

        The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger's principal executive, financial and accounting officers. The Policy is available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger's Secretary at our executive offices.

COMMUNICATIONS WITH THE BOARD

        The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board's Audit Committee. The concerns are investigated by Kroger's Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

        Shareholders or interested parties also may communicate with the Board in writing directed to Kroger's Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

        The Board of Directors met six times in 2007. During 2007, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All sixteen members of the Board then in office attended last year's annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION – GENERAL PRINCIPLES

        The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger's executive officers, including the named executive officers who are identified in the Summary Compensation Table below, with the exception of the Chief Executive Officer. The Committee's role regarding the CEO's compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO's compensation.

        The Committee's philosophy on compensation generally applies to all levels of Kroger management. It requires Kroger to:

•
Make total compensation competitive;

•
Include opportunities for equity ownership as part of compensation; and

•
Use incentive compensation to help drive performance by providing superior pay for superior results.

        The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO's compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

EXECUTIVE COMPENSATION – OBJECTIVES

        The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to assure that the officers work within the framework of Kroger's long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to assure that executive officer compensation does not exceed reasonable and competitive levels in light of Kroger's performance and the needs of the business.

        To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:

•
Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes an assessment for each officer, including the CEO, of salary; performance-based cash compensation, or bonus (both annual and long-term); equity and long-term incentive compensation; accumulated realized and unrealized stock option gains and restricted stock values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger's nonqualified deferred compensation program.

•
Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger's CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•
Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger stock. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Vice Chairman and the Chief Operating Officer at 4 times their base salaries; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at 3 times their base salaries or annual cash retainers; and other officers and key executives at 2 times their base salaries.

ESTABLISHING EXECUTIVE COMPENSATION

        The independent members of the Board have the exclusive authority to determine the amount of the CEO's salary; the bonus level for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the "bonus level" for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan applicable to all corporate management. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO's bonus level as well as the percentage of bonus paid.

        The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee's annual review of compensation for the named executive officers includes the following:

•
A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

•
An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to assure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

•
A report from the Committee's compensation consultant (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to assure that the Committee's objectives of competitiveness are met.

•
A recommendation from the CEO (except in the case of his own compensation) for salary, bonus level and equity awards for each of the senior officers including the other named executive officers. The CEO's recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

•
Historical information regarding salary, bonus and equity compensation for a 3-year period.

        In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

THE COMMITTEE'S COMPENSATION CONSULTANT AND BENCHMARKING

        The Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. While the parent and affiliated companies of Mercer Human Resource Consulting perform other services for us, the Committee has found that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer performs for Kroger; and (d) neither the consultant nor the consultant's team perform any other services on behalf of Kroger.

        The consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses base salary; target annual performance-based bonus; target cash compensation (the sum of salary and bonus); annualized long-term incentive awards, such as stock options, other equity awards, and performance-based long-term bonuses; and total direct compensation (the sum of all these elements). The consultant compares these elements against those of other companies in a peer group of publicly-traded food and drug retailers. For 2007, the group consisted of:

Costco Wholesale	Supervalu
CVS	Target
Great Atlantic & Pacific Tea	Walgreens
Rite Aid	Wal-Mart
Safeway

This peer group is the same group as that used in 2006, except that Albertson's has been eliminated because it was substantially acquired by Supervalu.

        The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used. The consultant also provides the Committee data from companies in "general industry," a representation of major publicly-traded companies. These data are a reference point, particularly for senior staff positions where competition for talent extends beyond the retail sector.

        Kroger is the second-largest company as measured by annual revenues when compared with this peer group and the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide an annual bonus potential to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

        Based in part on the analysis performed by the Committee's compensation consultant, the Committee concluded in 2005 that when comparing total compensation of the named executive officers to that of the peer group:

•
cash compensation for the named executive officers as a group fell approximately at the median, and

•
long-term compensation for the named executive officers fell substantially below the median.

        As a result, the Committee determined to increase the potential for the named executive officers to earn long-term compensation through the adoption of a performance-based long-term bonus plan. The long-term bonus plan is discussed in more detail below.

COMPONENTS OF EXECUTIVE COMPENSATION AT KROGER

        Compensation for our named executive officers is comprised of the following:

•
Salary

•
Performance-Based Annual Cash Bonus (annual, non-equity incentive pay)

•
Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay)

•
Equity

•
Retirement and other benefits

•
Perquisites

SALARY

        We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for the executive's work. Salaries for named executive officers are established each year by the Committee. Salaries for the named executive officers typically are reviewed in May of each year.

        The amount of each executive's salary is influenced by numerous factors including:

•
An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the Board of Directors)

•
Benchmarking with comparable positions at peer group companies

•
Tenure

•
Relationship with the salaries of other executives at Kroger

        In 2007, the named executive officers received salary increases following the annual review of their compensation in May.

	Salaries
	2006	2007

David B. Dillon	$1,150,000	$1,185,000
J. Michael Schlotman	$505,000	$525,000
W. Rodney McMullen	$805,000	$833,000
Don W. McGeorge	$805,000	$833,000
Donald E. Becker	$575,000	$600,000

PERFORMANCE-BASED ANNUAL CASH BONUS

        A large percentage of our employees at all levels, including the named executive officers, are eligible to receive an annual performance-based cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

        The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual's level within the organization is a factor in that the Committee believes that more senior executives should have a greater part of their compensation dependant upon Kroger's performance. Second, the individual's salary is a factor so that a substantial portion of a named executive officer's total cash compensation is dependant upon Kroger's performance. Finally, the Committee considers the report of its compensation consultant to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

        The annual cash bonus potential of each named executive officer for 2006 and 2007 is shown below. Mr. Becker's bonus potential increased during 2006 to reflect an increase in salary and responsibility. His bonus potential for 2007 did not change from that in effect at the end of 2006. The annual cash bonus potentials for Messrs. Schlotman, McMullen, and McGeorge were increased in 2007 based on an analysis performed by the Committee's independent consultant who concluded that their bonus potentials should be increased to be competitive and from an internal equity point of view.

	Annual Bonus
	2006	2007

David B. Dillon	$1,500,000	$1,500,000
J. Michael Schlotman	$450,000	$488,462
W. Rodney McMullen	$950,000	$988,462
Don W. McGeorge	$950,000	$988,462
Donald E. Becker	$543,868	$550,000

        The amount of bonus that the named executive officers earn each year is determined by Kroger's performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2007, thirty percent of bonus was earned based on an identical sales target; thirty percent was based on a target for EBITDA; thirty percent was based on a set of measures for implementation and results under our strategic plan; and ten percent was based on the performance of new capital projects compared to their budgets. Targets in all cases allow for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance. The extent to which Kroger fell short of, met, or exceeded the targets established in each of these areas at the beginning of 2007 determined the percentage of each named executive officer's bonus potential paid for 2007.

        In 2007, as in all years, the Committee retained discretion to reduce the bonus payout for named executives officers if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO's bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year.

        Following the close of the year, the Committee reviewed Kroger's performance against the identical sales, EBITDA, strategic plan and capital projects objectives and determined the extent to which Kroger achieved those objectives. The Committee made one adjustment that increased by slightly over one percent the bonuses of corporate management, including the named executive officers. The Committee determined that the impact on Kroger's EBITDA of labor unrest at a Kentucky distribution center should be excluded from the bonus calculation. The independent members of the Board made the same adjustment, resulting in the same slight increase in bonus, for the CEO. As a result of the Company's excellent performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 128.104% of their bonus potentials.

        The percentage paid for 2007 represented and resulted from an excellent performance against the business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Fiscal Year	Annual Cash Bonus Percentage
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.1%

        The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2007 are shown in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation." These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2007.

PERFORMANCE-BASED LONG-TERM CASH BONUS

        After reviewing executive compensation with its consultant in 2005, the Committee determined that the long-term component, which was made up of equity awards, of Kroger's executive compensation was not competitive. The Committee developed a plan to provide an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Beginning in 2006, approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger advances its strategic plan by:

•
improving its performance in four key categories, based on results of customer surveys; and

•
reducing total operating costs as a percentage of sales, excluding fuel.

        The 2006 plan consists of two components. The first component measures the improvements through fiscal year 2009. The second, or phase-in component, measures the improvements through fiscal year 2007. Actual payouts are based on the degree to which improvements are achieved, and are awarded in increments based on the participant's salary at the end of fiscal 2005. The Committee administers the plan and determines the bonus payout amounts based on achievement of the performance criteria. Payouts for the phase-in component were 36.25% of the participant's annual salary in effect at the end of fiscal 2005.

        After reviewing an analysis conducted by its independent compensation consultant in 2007, the Committee determined that continuation of the long-term cash bonus was necessary in order for long-term compensation for the named executive officers to be competitive and to continue to focus the officers on achieving Kroger's long-term business objectives. As a result, the Committee adopted a 2008 long-term bonus plan under which bonuses are earned based on the extent to which Kroger advances its strategic plan by:

•
improving its performance in four key categories, based on results of customer surveys;

•
reducing total operating costs as a percentage of sales, excluding fuel; and

•
improving its performance in eleven key attributes designed to measure associate satisfaction and one key attribute designed to measure how Kroger's focus on its values supports how associates do business, based on the results of associate surveys.

        The 2008 plan measures improvements through fiscal year 2011. Actual payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant's salary at the end of fiscal 2007.

EQUITY

        Awards based on Kroger's common stock are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2007, Kroger granted 3,386,170 stock options to approximately 6,329 employees, including the named executive officers, under one of Kroger's long-term incentive plans. The options permit the holder to purchase Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of the grant. Historically options could be granted at any regularly scheduled meeting of the Committee. In 2007 the Committee adopted a policy of granting options only at one of the four Committee meetings conducted in the same week following Kroger's public release of its quarterly earnings results.

        Kroger's long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2007 Kroger awarded 2,467,991 shares of restricted stock to 15,199 employees, including the named executive officers. This amount is comparable to last year but substantially higher than in past years, as in 2006 we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger's broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) changes in accounting conventions that permitted the change without added cost.

        The Committee considers several factors in determining the amount of options and restricted shares awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

•
The compensation consultant's benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

•
The officer's level in the organization and the internal relationship of equity-based awards within Kroger;

•
Individual performance; and

•
The recommendation of the CEO, for all named executive officers other than in the case of the CEO.

        The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger associates to participate in equity awards.

        Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

        Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2007 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

        Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred during a deferral year bears interest at the rate equal to Kroger's cost of ten year debt. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

        We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay up to 24 months' salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

        Stock option and restricted stock agreements with participants in Kroger's long-term incentive plans provide that those awards "vest," with options becoming immediately vested and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

        None of the named executive officers is party to an employment agreement.

PERQUISITES

        The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2007, the only perquisites provided were:

•
payments of premiums of life insurance, accidental death and dismemberment insurance and long term disability insurance policies, and reimbursement of the tax effects of the life insurance and accidental death and dismemberment insurance payments, and

•
reimbursement for the tax effects of participation in a nonqualified retirement plan.

        In addition, the named executive officers are entitled to the following benefits that do not constitute perks as defined by the SEC rules:

•
personal use of Kroger aircraft, which officers may lease from Kroger, and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time, and

•
incidental personal use by Kroger's CEO of a lunch club that is used primarily for business purposes.

        The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 4 to that table.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

        Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Compensation that is deemed to be "performance-based" is excluded for purposes of the calculation and is tax deductible. Awards under Kroger's long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger's awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the CEO and the next four most highly compensated officers would not be deductible.

        Kroger's bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the CEO and the next four most highly compensated officers will be deductible by Kroger. In Kroger's case, this group of individuals is not identical to the group of named executive officers.

        Kroger's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:

  John T. LaMacchia, Chair

  Robert D. Beyer

  John L. Clendenin

  Jorge P. Montoya

  Clyde R. Moore

  James A. Runde

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company's three most highly compensated executive officers other than the CEO and CFO (the "named executive officers") during fiscal 2006 and 2007.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

					(1)		(1)		(2)		(3)		(4)
David B. Dillon Chairman and CEO	2007 2006	$ $	1,173,291 1,155,991	— —	$ $	849,743 519,160	$ $	3,739,167 3,311,870	$ $	2,320,310 2,116,770	$ $	922,570 2,833,415	$ $	168,543 142,437	$ $	9,173,624 10,079,643
J. Michael Schlotman Senior Vice President and CFO	2007 2006	$ $	518,726 499,099	— —	$ $	83,207 97,835	$ $	312,554 339,653	$ $	788,864 635,031	$ $	202,069 331,079	$ $	38,690 31,819	$ $	1,994,110 1,934,516
W. Rodney McMullen Vice Chairman	2007 2006	$ $	823,948 809,969	— —	$ $	220,907 195,956	$ $	741,288 794,327	$ $	1,546,472 1,340,621	$ $	72,723 467,317	$ $	57,367 44,530	$ $	3,462,705 3,652,720
Don W. McGeorge President and COO	2007 2006	$ $	823,948 809,969	— —	$ $	220,907 195,956	$ $	850,480 811,355	$ $	1,546,472 1,340,621	$ $	536,736 904,099	$ $	105,803 83,891	$ $	4,084,346 4,145,891
Donald E. Becker Executive Vice President	2007 2006	$ $	592,312 575,413	— —	$ $	385,421 533,782	$ $	577,329 576,090	$ $	900,322 767,496	$ $	657,628 920,760	$ $	121,428 87,552	$ $	3,234,440 3,461,093

(1)
This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company's Form 10-K filed with the SEC on April 1, 2008. Expense for 2007 excludes 6% estimate of cumulative forfeitures but includes an acceleration of expense for options granted in 2007 and 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in years prior to 2006 are expensed over the vesting period without regard to age or years of service of the optionee. The named executive officers had no forfeitures in the years presented.
(2)
Non-equity incentive plan compensation includes payments under an annual and a long-term cash bonus program. In accordance with the terms of the 2007 performance-based annual cash bonus program, Kroger paid 128.104% of bonus potentials for the executive officers including the named executive officers. Payments were made in the amounts of $1,921,560, $625,739, $1,266,259, $1,266,259, and $704,572 for Mr. Dillon, Mr. Schlotman, Mr. McMullen, Mr. McGeorge and Mr. Becker, respectively. These amounts were earned with respect to performance in 2007, and paid in March 2008. The 2006 Long-Term Bonus Plan is a performance-based cash bonus plan designed to reward participants for improving the long-term performance of the Company. The first component of the plan covers performance during fiscal years 2006 and 2007. The following amounts, representing payouts at 36.25% of bonus potentials, were earned under the first component of the plan and were paid in March 2008: $398,750, $163,125, $280,213, $280,213 and $195,750 for Mr. Dillon, Mr. Schlotman, Mr. McMullen, Mr. McGeorge and Mr. Becker, respectively.

(3)
Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. During 2007, pension values increased significantly primarily due to increases in final average earnings used in determining pension benefits. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the Pension Benefits table for further information regarding credited service. The amount listed for Mr. McMullen includes preferential earnings on nonqualified deferred compensation in the amount of $3,663 and change in pension value in the amount of $69,060.
(4)
The following table provides the items and amounts included in All Other Compensation for 2007:

	Life Insurance Premium	Tax Effect of Life Insurance Premium	Accidental Death and Dismemberment Insurance Premium	Tax Effect of Accidental Death and Dismemberment Premium	Long Term Disability Insurance Premium	Tax Effect of Participation in Nonqualified Retirement Plan

Mr. Dillon	$83,273	$52,368	$216	$136	—	$32,550
Mr. Schlotman	$19,847	$11,481	$216	$125	—	$7,021
Mr. McMullen	$26,235	$16,093	$216	$133	$2,520	$12,170
Mr. McGeorge	$51,561	$30,151	$216	$126	—	$23,749
Mr. Becker	$53,344	$33,547	$216	$136	$2,340	$31,845

  Excluded from these totals is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for Mr. Dillon, Mr. Schlotman, and Mr. Becker calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $7,669, $300 and $1,085, respectively. The other named executive officers had no such imputed income for 2007. Separately, we require that officers who make personal use of our aircraft reimburse us for the full amount of the variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations. Also excluded is the pro rata portion of annual membership dues at a lunch club used primarily for business purposes but used by Mr. Dillon on occasion for personal use. That pro rata portion equals $294.

GRANTS OF PLAN-BASED AWARDS

        The following table provides information about equity and non-equity awards granted to the named executive officers in 2007:

2007 GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)			Target (#)

							(4)
David B. Dillon	6/28/2007 6/28/2007	$ $	1,100,000 1,500,000	(1) (2)	110,000 220,000	(3) (4)	$28.27	$ $	3,109,700 2,302,901
J. Michael Schlotman	6/28/2007 6/28/2007	$ $	450,000 488,462	(1) (2)	10,000 20,000	(3) (4)	$28.27	$ $	282,700 209,355
W. Rodney McMullen	6/28/2007 6/28/2007	$ $	773,000 988,462	(1) (2)	30,000 60,000	(3) (4)	$28.27	$ $	848,100 628,064
Don W. McGeorge	6/28/2007 6/28/2007	$ $	773,000 988,462	(1) (2)	30,000 60,000	(3) (4)	$28.27	$ $	848,100 628,064
Donald E. Becker	6/28/2007 6/28/2007	$ $	540,000 550,000	(1) (2)	12,500 25,000	(3) (4)	$28.27	$ $	353,375 261,693

(1)
This amount represents the bonus base or potential of the named executive officer under the first component of the Company's performance-based 2006 Long-Term Bonus Plan, a performance-based long-term cash bonus program. "Target" amounts equal the annual base salaries of the respective named executive officers as of the last day of the fiscal year 2005. The amount actually earned under this plan is shown in footnote 2 to the Summary Compensation Table.
(2)
This amount represents the bonus base or potential of the named executive officer under the Company's 2007 performance-based annual cash bonus program. The amount actually earned under this plan is shown in footnote 2 to the Summary Compensation Table.
(3)
This amount represents the number of restricted shares awarded under The Kroger Co. 2005 Long-Term Incentive Plan.
(4)
This amount represents the number of stock options granted under The Kroger Co. 2005 Long-Term Incentive Plan.
(5)
Options under The Kroger Co. 2005 Long-Term Incentive Plan are granted at fair market value of Kroger common stock on the date of the grant. Fair market value is defined as the closing price of Kroger stock on the date of the grant.

        The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus bases, shown in this table as "target" amounts, for the performance-based annual and long-term cash bonus awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings can exceed the target amounts if performance exceeds the thresholds.

        Restrictions on restricted stock awards made to the named executive officers lapse in equal amounts on each of the five anniversaries of the date the award is made, as long as the officer is then in our employ. Any dividends declared on Kroger common stock are payable on restricted stock. Nonqualified stock options granted to the named executive officers vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common stock on the date of the grant. Options are granted only on one of the four dates of board meetings conducted in the same week following Kroger's public release of its quarterly earnings results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2007. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table.

OUSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

David B. Dillon	35,000 50,000 175,000 35,000 70,000 210,000 180,000 120,000 48,000	120,000 180,000 192,000 220,000	(1) (2) (3) (4)	50,000 35,000 35,000 35,000	(5) (6) (7) (8)	$ $ $ $ $ $ $ $ $ $ $ $ $ $	22.23 27.17 27.17 16.59 16.59 24.43 24.43 23.00 23.00 14.93 17.31 16.39 19.94 28.27	4/16/2008 5/27/2009 5/27/2009 2/11/2010 2/11/2010 5/10/2011 5/10/2011 5/9/2012 5/9/2012 12/12/2012 5/6/2014 5/5/2015 5/4/2016 6/28/2017	96,000 110,000	(9) (10)	$ $	2,494,080 2,857,800

OUSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

J. Michael Schlotman	9,000 9,000 10,000 50,000 10,000 20,000 60,000 24,000 16,000 4,000	16,000 24,000 16,000 20,000	(1) (2) (3) (4)	10,000 10,000 10,000 10,000	(5) (6) (7) (8)	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $	22.23 22.23 27.17 27.17 16.59 16.59 24.43 24.43 23.00 23.00 14.93 17.31 16.39 19.94 28.27	4/16/2008 4/16/2008 5/27/2009 5/27/2009 2/11/2010 2/11/2010 5/10/2011 5/10/2011 5/9/2012 5/9/2012 12/12/2012 5/6/2014 5/5/2015 5/4/2016 6/28/2017	8,000 10,000	(9) (10)	$ $	207,840 259,800
W. Rodney McMullen	30,000 30,000 30,000 125,000 25,000 50,000 150,000 45,000 30,000 12,000	30,000 45,000 48,000 60,000	(1) (2) (3) (4)	30,000 25,000 25,000 25,000	(5) (6) (7) (8)	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $	22.23 22.23 27.17 27.17 16.59 16.59 24.43 24.43 23.00 23.00 14.93 17.31 16.39 19.94 28.27	4/16/2008 4/16/2008 5/27/2009 5/27/2009 2/11/2010 2/11/2010 5/10/2011 5/10/2011 5/9/2012 5/9/2012 12/12/2012 5/6/2014 5/5/2015 5/4/2016 6/28/2017	24,000 30,000	(9) (10)	$ $	623,520 779,400

OUSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Don W. McGeorge	22,500 22,500 30,000 125,000 25,000 50,000 150,000 45,000 30,000 12,000	30,000 45,000 48,000 60,000	(1) (2) (3) (4)	30,000 25,000 25,000 25,000	(5) (6) (7) (8)	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $	22.23 22.23 27.17 27.17 16.59 16.59 24.43 24.43 23.00 23.00 14.93 17.31 16.39 19.94 28.27	4/16/2008 4/16/2008 5/27/2009 5/27/2009 2/11/2010 2/11/2010 5/10/2011 5/10/2011 5/9/2012 5/9/2012 12/12/2012 5/6/2014 5/5/2015 5/4/2016 6/28/2017	24,000 30,000	(9) (10)	$ $	623,520 779,400
Donald E. Becker	18,000 18,000 18,000 75,000 12,500 26,667 80,000 24,000 16,000 5,000	16,000 24,000 20,000 25,000	(1) (2) (3) (4)	18,000 15,000 12,500 13,333	(5) (6) (7) (8)	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $	22.23 22.23 27.17 27.17 16.59 16.59 24.43 24.43 23.00 23.00 14.93 17.31 16.39 19.94 28.27	4/16/2008 4/16/2008 5/27/2009 5/27/2009 2/11/2010 2/11/2010 5/10/2011 5/10/2011 5/9/2012 5/9/2012 12/12/2012 5/6/2014 5/5/2015 5/4/2016 6/28/2017	30,000 10,000 12,500	(11) (9) (10)	$ $ $	779,400 259,800 324,750

(1)
Stock options vest in equal amounts on 5/6/2008 and 5/6/2009.
(2)
Stock options vest in equal amounts on 5/5/2008, 5/5/2009 and 5/5/2010.
(3)
Stock options vest in equal amounts on 5/4/2008, 5/4/2009, 5/4/2010 and 5/4/2011.
(4)
Stock options vest in equal amounts on 6/28/08, 6/28/2009, 6/28/2010, 6/28/2011 and 6/28/2012.
(5)
Performance stock options vest on 11/27/2008 or earlier if performance criteria is satisfied prior to such date.
(6)
Performance stock options vest on 8/11/2009 or earlier if performance criteria is satisfied prior to such date.

(7)
Performance stock options vest on 11/10/2010 or earlier if performance criteria is satisfied prior to such date.
(8)
Performance stock options vest on 11/9/2011 or earlier if performance criteria is satisfied prior to such date.
(9)
Restricted stock vests in equal amounts on 5/4/2008, 5/4/2009, 5/4/2010 and 5/4/2011.
(10)
Restricted stock vests in equal amounts on 6/28/2008, 6/28/2009, 6/28/2010, 6/28/2011 and 6/28/2012.
(11)
Restricted stock vests as follows: 30,000 shares on 12/8/2008.

        From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger's stock price has achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13 to 16%. To date, only the performance-based options granted in 1997 and 1998 have vested.

OPTION EXERCISES AND STOCK VESTED

        The following table provides the stock options exercised and restricted stock vested during 2007.

2007 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David B. Dillon	65,000	$683,834	24,000	$713,040
J. Michael Schlotman	0	$0	10,000	$292,300
W. Rodney McMullen	50,000	$740,813	6,000	$178,260
Don W. McGeorge	66,000	$894,834	6,000	$178,260
Donald E. Becker	18,000	$237,645	17,500	$494,125

        Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

PENSION BENEFITS

        The following table provides information on pension benefits as of 2007 year-end for the named executive officers.

2007 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

David B. Dillon	The Kroger Consolidated Retirement Benefit Plan The Kroger Co. Excess Benefit Plan Dillon Companies, Inc. Excess Benefit Pension Plan	12 12 20	$ $ $	279,961 2,799,859 3,073,227	$ $ $	0 0 0
J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan The Kroger Co. Excess Benefit Plan	22 22	$ $	339,526 939,593	$ $	0 0
W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan The Kroger Co. Excess Benefit Plan	22 22	$ $	294,959 1,727,250	$ $	0 0
Don W. McGeorge	The Kroger Consolidated Retirement Benefit Plan The Kroger Co. Excess Benefit Plan	28 28	$ $	519,192 3,356,194	$ $	0 0
Donald E. Becker	The Kroger Consolidated Retirement Benefit Plan The Kroger Co. Excess Benefit Plan	33 33	$ $	893,994 3,214,911	$ $	0 0

        The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the "Consolidated Plan"), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain "grandfathered participants" who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Therefore, their benefits are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

        The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the "Kroger Excess Plan"), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the "Dillon Excess Plan"). These plans are collectively referred to as the "Excess Plans." The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code (subject to applicable transition rules). The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

        Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  •
  1 1/2% times years of credited service multiplied by the average of the highest five consecutive years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1 1/4% times years of credited service multiplied by the primary social security benefit;

  •
  normal retirement age is 65;

  •
  unreduced benefits are payable beginning at age 62; and

  •
  benefits payable between ages 55 and 62 will be reduced by 1/3 of one percent for each of the first 24 months and by 1/2 of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

        Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Mr. Becker and Mr. Dillon currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

        Mr. Dillon also participates in the Dillon Employees' Profit Sharing Plan (the "Dillon Plan"). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant's account. Participation in the Dillon Plan was frozen effective January 1, 2001. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

        Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon's accrued benefit under the Dillon Plan offsets a portion of the benefit that would otherwise accrue for him under those plans for his service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

        The assumptions used in calculating the present values are set forth in Note 14 to the financial statements in the Company's Form 10-K filed with the SEC on April 1, 2008. The discount rate used to determine the present values is 6.5%, which is the same rate used at the measurement date for financial reporting purposes.

NONQUALIFIED DEFERRED COMPENSATION

        The following table provides information on nonqualified deferred compensation for the named executive officers for 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

David B. Dillon	$0		$0	$38,937	$0	$562,624
J. Michael Schlotman	$0		$0	$0	$0	$0
W. Rodney McMullen	$498,352	(1)	$0	$234,446	$0	$3,532,930
Don W. McGeorge	$0		$0	$14,239	$0	$179,607
Donald E. Becker	$0		$0	$0	$0	$0

(1)
The amount of $96,166 was included in the executive's 2007 base salary in the Summary Compensation Table. The remaining amount represents deferrals of annual bonus amounts earned in fiscal year 2006 and paid in March 2007. Such amount is shown in the Summary Compensation Table for 2006.

        Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger's cost of 10-year debt as determined by Kroger's CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

        The following table describes the fiscal year 2007 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2007 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)			All Other Compensation ($)	Total ($)

		(3)		(4)						(16)
Reuben V. Anderson	$73,961	$43,625	(5)	$77,682	(7)	$0		$3,254	(13)	$114	$198,636
Robert D. Beyer	$86,762	$43,625	(5)	$38,489	(8)	$0		$421	(14)	$114	$169,411
John L. Clendenin	$74,795	$43,625	(5)	$77,682	(7)	$0		$3,717	(15)	$114	$199,933
Susan Kropf (1)	$14,310	$4,572	(6)	$1,364	(9)	$0	$	N/A		$0	$20,246
John T. LaMacchia	$86,762	$43,625	(5)	$77,682	(7)	$0		$6,800	(13)	$114	$214,983
David B. Lewis	$96,734	$43,625	(5)	$77,682	(10)	$0	$	N/A		$114	$218,155
Jorge Montoya (2)	$66,036	$4,572	(6)	$1,593	(9)	$0	$	N/A		$0	$72,201
Clyde R. Moore	$84,767	$43,625	(5)	$62,245	(7)	$0		$6,400	(13)	$114	$197,151
Katherine D. Ortega	$86,762	$43,625	(5)	$77,682	(7)	$0		$5,654	(13)	$114	$213,837
Susan M. Phillips	$84,767	$43,625	(5)	$76,657	(11)	$0		$206	(14)	$114	$205,369
Steven R. Rogel	$96,734	$43,625	(5)	$77,682	(8)	$0	$	N/A		$114	$218,155
James Runde	$74,795	$33,289	(5)	$9,860	(12)	$0	$	N/A		$114	$118,058
Ronald L. Sargent	$84,767	$33,289	(5)	$9,336	(12)	$0	$	N/A		$114	$127,506
Bobby S. Shackouls	$83,701	$43,625	(5)	$77,682	(8)	$0	$	N/A		$114	$205,122

(1)
Board member as of December 1, 2007.
(2)
Board member as of March 15, 2007.
(3)
This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company's Form 10-K filed with the SEC on April 1, 2008. The grant date fair value of the annual award of 2,500 shares of restricted stock to each Board member on December 13, 2007 was $62,892.
(4)
This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See discussion of the assumptions made in the valuation in Note 10 to the financial statements in the Company's Form 10-K filed with the SEC on April 1, 2008. Expense excludes 6% estimates of cumulative forfeitures, but includes an acceleration of expense for options granted in 2007 and 2006 to those reaching age 55 with at least 5 years of service during the option vesting period. Options granted in years prior to 2006 are expensed over the vesting period without regard to age or years of service of the optionee. The grant date fair value of the annual award of 5,000 stock options to each Board member on December 13, 2007 was $44,731.
(5)
Aggregate stock awards outstanding at fiscal year end was 3,750 shares.
(6)
Aggregate stock awards outstanding at fiscal year end was 2,500 shares.
(7)
Aggregate stock options outstanding at fiscal year end was 42,000 shares.
(8)
Aggregate stock options outstanding at fiscal year end was 38,000 shares.
(9)
Aggregate stock options outstanding at fiscal year end was 5,000 shares.
(10)
Aggregate stock options outstanding at fiscal year end was 30,000 shares.

(11)
Aggregate stock options outstanding at fiscal year end was 20,000 shares.
(12)
Aggregate stock options outstanding at fiscal year end was 10,000 shares.
(13)
This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan.
(14)
This amount reflects preferential nonqualified deferred compensation earnings.
(15)
This amount reflects the change in pension value in an amount of $3,354 and preferential nonqualified compensation earnings in an amount of $363.
(16)
This amount reflects the cost to the Company per director for providing accidental death and dismemberment insurance coverage for outside directors. These premiums are paid on an annual basis in February.

        Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee, as well as the director designated as the "Lead Director," receives an additional annual retainer of $10,000. Each non-employee director also receives annually, at the regularly scheduled meeting held in December, an award of 2,500 shares of restricted stock and 5,000 nonqualified stock options.

        Outside directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

        We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  •
  interest accrues during the deferral year based on that rate of interest determined at the beginning of the deferral year to equal our cost of ten-year debt; and

  •
  amounts are credited in "phantom" stock accounts and the amounts in those accounts fluctuate with the price of Kroger common stock.

        In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

        During 2004, the Corporate Governance Committee retained Mercer Human Resource Consulting to review non-employee director compensation. The consultant determined that Kroger's non-employee director compensation was significantly below median compensation of non-employee directors at other publicly held U.S. corporations, and therefore not competitive. Based on this evaluation, the Corporate Governance Committee recommended to the Board, and the Board approved, an increase in non-employee director compensation effective as of January 2005. The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger's Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Kroger has no contracts, agreements, plans or arrangements that in connection with resignation, severance, retirement, termination, or change in control, provide for payments to its named executive officers that are not available generally to salaried employees. Kroger's non-discriminatory change in control benefits under The Kroger Co. Employee Protection Plan and under stock option and restricted stock agreements are discussed further in the Compensation Discussion and Analysis section under the "Retirement and Other Benefits" heading.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        As of February 15, 2008, Kroger's directors, the named executive officers, and the directors and executive officers as a group, beneficially owned shares of Kroger's common stock as follows:

Name	Amount and Nature of Beneficial Ownership

Reuben V. Anderson	63,605	(1)
Donald E. Becker	430,532	(2)(3)(4)
Robert D. Beyer	102,312	(5)
John L. Clendenin	70,500	(1)
David B. Dillon	1,909,602	(2)(3)(6)
Susan J. Kropf	2,500
John T. LaMacchia	75,000	(1)
David B. Lewis	28,000	(7)
Don W. McGeorge	761,941	(2)(3)(8)
W. Rodney McMullen	983,936	(2)(3)
Jorge P. Montoya	2,500
Clyde R. Moore	55,000	(1)
Katherine D. Ortega	60,856	(1)
Susan M. Phillips	28,513	(9)
Steven R. Rogel	49,528	(5)
James A. Runde	6,000	(10)
Ronald L. Sargent	8,000	(10)
J. Michael Schlotman	294,337	(2)(3)(11)
Bobby S. Shackouls	36,500	(5)
Directors and Executive Officers as a group (including those named above)	7,429,336	(2)(3)(12)

(1)
This amount includes 26,000 shares that represent options that are or become exercisable on or before April 15, 2008.
(2)
This amount includes shares that represent options that are or become exercisable on or before April 15, 2008, in the following amounts: Mr. Becker, 293,167; Mr. Dillon, 923,000; Mr. McGeorge, 512,000; Mr. McMullen, 527,000; Mr. Schlotman, 212,000; and all directors and executive officers as a group, 4,360,034.
(3)
The fractional interest resulting from allocations under Kroger's defined contribution plans has been rounded to the nearest whole number.
(4)
This amount includes 11,278 shares owned by Mr. Becker's wife and children. Mr. Becker disclaims beneficial ownership of these shares.

(5)
This amount includes 22,000 shares that represent options that are or become exercisable on or before April 15, 2008.
(6)
This amount includes 170,318 shares owned by Mr. Dillon's wife and children, and 36,016 shares in his children's trust. Mr. Dillon disclaims beneficial ownership of these shares.
(7)
This amount includes 14,000 shares that represent options that are or become exercisable on or before April 15, 2008.
(8)
This amount includes 10,115 shares owned by Mr. McGeorge's wife. Mr. McGeorge disclaims beneficial ownership of these shares.
(9)
This amount includes 4,000 shares that represent options that are or become exercisable on or before April 15, 2008.
(10)
This amount includes 1,000 shares that represent options that are or become exercisable on or before April 15, 2008.
(11)
This amount includes 2,805 shares owned by Mr. Schlotman's child. Mr. Schlotman disclaims beneficial ownership of these shares.
(12)
The figure shown includes an aggregate of 320 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

        No director or officer owned as much as 1% of the common stock of Kroger. The directors and executive officers as a group beneficially owned 1% of the common stock of Kroger.

        No director or officer owned Kroger common stock pledged as security.

        As of February 15, 2008, the following reported beneficial ownership of Kroger common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class

AXA Financial, Inc.	1290 Avenue of the Americas New York, NY 10104	45,477,695		6.7%
The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	37,146,462	(1)	5.5%

(1)
Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of forms received by Kroger, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2007 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with three exceptions. M. Elizabeth Van Oflen filed a Form 4 reporting a 2006 restricted stock award that was not reported on a prior Form 4, Don McGeorge filed a Form 5 reporting his wife's sale of a fractional share from her Company 401(k) account that was not reported on a prior Form 4, and Susan Phillips filed a Form 5 reporting shares purchased through dividend reinvestment in 2007 that was not reported on a prior Form 4.

RELATED PERSON TRANSACTIONS

        Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger's Audit Committee, to disclose:

  •
  During fiscal 2007, Kroger entered into a series of purchase transactions with Weyerhaeuser Company, totaling approximately $65 million, involving primarily the purchase of corrugate and other paper products used for packaging at Kroger's manufacturing facilities. Steven R. Rogel, a member of Kroger's board of directors, is Chairman of the Board of Weyerhaeuser. A significant portion of these purchases was conducted via a competitive bidding process.

  •
  During fiscal 2007, Kroger entered into a series of purchase transactions with Staples, Inc., totaling approximately $300,000, involving primarily the purchase of office supplies. Ronald L. Sargent, a member of Kroger's board of directors, is Chairman and Chief Executive Officer of Staples.

Director independence is discussed above under the heading "Information Concerning the Board of Directors." Kroger's policy on related person transactions is as follows:

STATEMENT OF POLICY
WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A.    INTRODUCTION

        It is the policy of Kroger's Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

        For the purposes of this policy, a "Related Person" is:

  1.
  any person who is, or at any time since the beginning of Kroger's last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

  2.
  any person who is known to be the beneficial owner of more than 5% of any class of Kroger's voting securities; and

  3.
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

        For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger's last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

        Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

  1.
  Certain Transactions with Other Companies.    Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person's only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company's shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company's annual consolidated gross revenues.

  2.
  Certain Company Charitable Contributions.    Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person's only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization's latest publicly available annual consolidated gross revenues.

  3.
  Transactions where all Shareholders Receive Proportional Benefits.    Any transaction where the Related Person's interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

  4.
  Executive Officer and Director Compensation.    (a) Any employment by Kroger of an executive officer if the executive officer's compensation is required to be reported in Kroger's proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer's compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger's proxy statement.

  5.
  Other Transactions.    (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related

    Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B.    AUDIT COMMITTEE APPROVAL

        In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

        In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

        If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee's guidelines and that the Related Person Transaction remains appropriate.

        The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

        No director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C.    DISCLOSURE

        Kroger will disclose all Related Person Transactions in Kroger's applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

        The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company's financial reporting and accounting practices including the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the independent public accountants' qualifications and independence; the performance of the Company's internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company's annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2007 and is available on the Company's corporate website at www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee's charter. The Audit Committee held eight meetings during fiscal year 2007. The Audit Committee meets separately at least quarterly with the Company's internal auditor and PricewaterhouseCoopers LLP, the Company's independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company's internal controls over financial reporting, and the overall quality of the Company's financial reporting. The Audit Committee also meets separately at least quarterly with the Company's Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

        Management of the Company is responsible for the preparation and presentation of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements and expressing opinions as to the financial statements' conformity with generally accepted accounting principles and the Company's internal control over financial reporting.

        In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended February 2, 2008, management's assessment of the effectiveness of the Company's internal control over financial reporting as of February 2, 2008, and PricewaterhouseCoopers' evaluation of the Company's internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication With Audit Committees," as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        With respect to the Company's independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

        Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 2, 2008, as filed with the SEC.

        This report is submitted by the Audit Committee.

David B. Lewis, Chair

Bobby S. Shackouls, Vice Chair

Susan J. Kropf

Clyde R. Moore

Susan M. Phillips

Ronald L. Sargent

APPROVAL OF THE 2008 LONG-TERM INCENTIVE AND CASH BONUS PLAN
(ITEM NO. 2)

        The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 2008 Long-Term Incentive and Cash Bonus Plan ("Plan") for which a maximum of 20,000,000 shares were reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to align their interests with those of the shareholders of the Company. If approved, the Plan will be effective as of June 26, 2008.

DESCRIPTION OF THE PLAN

        General.    The Plan consists of two separate equity-based programs; the Insider Program and the Non-Insider Program. Officers and directors of the Company subject to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. As of the date of this proxy statement, 35 employees and directors are eligible to participate in the Insider Program and the remaining approximately 320,000 employees of the Company are eligible to participate in the Non-Insider Program. In addition, the Plan provides for a performance-based Cash Bonus Program in which all 320,000 employees are eligible to participate.

        Administration.    The Insider Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be the Compensation Committee of the Board of Directors, made up exclusively of independent directors. The Non-Insider Program will be administered by a committee of three officers appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the "Committee." The Cash Bonus Program will be administered by the Committee under the Insider Program. The Plan is drafted to maintain the maximum amount of flexibility with the Committee determining the ultimate provisions of each grant or award.

        The Committee is authorized to award or grant nonstatutory stock options, stock appreciation rights, performance units, restricted stock and incentive shares to participants under the Insider Program and the Non-Insider Program, and to award performance-based cash bonuses under the Cash Bonus Program. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written instrument.

        In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee will be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner that they believed to be in the best interest of the Company.

        The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which the common stock is listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on May 8, 2018. Termination of the Plan will have no effect on the validity of any options, stock appreciation rights, performance units, restricted stock or incentive shares outstanding on the date of termination.

Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

        Shares Subject to Grant.    Under the Plan up to 20,000,000 authorized but unissued or reacquired shares of common stock may be issued upon the exercise of stock options, stock appreciation rights, performance units, or awarded as restricted stock or incentive shares. In no event may any participant receive awards and grants totaling more than 3,000,000 shares of common stock in the aggregate under the Plan. The maximum number of shares that may be issued as restricted stock or incentive shares under the Plan is 8,000,000 in the aggregate. However, the Committee under the Insider Program may increase this number, but for each share issued for such purpose in excess of 8,000,000, the number of shares that may be issued under the Plan will be reduced by four shares.

        If an option, stock appreciation right, or performance unit expires or terminates without having been fully issued, or if restricted stock or incentive shares are not issued or are forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

        Stock Options.    Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of common stock, a term of not more than 10 years after the date of grant, and may not be exercised before six months from the date of grant. The Plan prohibits the "repricing" of stock options. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants generally have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one grant of options.

        The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common stock, valued at its fair market value on the date of exercise, or by a combination of both cash and common stock.

        Stock Appreciation Rights.    Stock appreciation rights may be granted in connection with the grant of a nonstatutory option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan ("related rights"). In the Committee's sole discretion, a related right may apply to all or a portion of the shares of common stock subject to the related option. Stock appreciation rights may also be granted independently of any option granted under the Plan. A stock appreciation right entitles the grantee upon exercise to elect to receive in cash, common stock or a combination thereof, the excess of the fair market value of a specified number of shares of common stock at the time of exercise over the fair market value of such number of shares of common stock at the time of grant, or, in the case of a related right, the exercise price provided in the related option. To the extent required to comply with the requirements of Rule 16b-3 under the Exchange Act or otherwise provided in an agreement under the Plan, the Committee will have sole discretion to consent to or disapprove the election of any grantee to receive cash in full or partial settlement of a right. A stock appreciation right generally will not be exercisable until at least six months from the date of grant and will have a term of not more than ten years from the date of grant (or, in the case of a related right, not beyond the expiration of the related option).

        Performance Units.    Performance units may be granted in connection with the grant of a nonstatutory stock option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan ("related performance unit"). In the Committee's sole discretion, a related performance unit may apply to all or a portion of the shares of common stock subject to the related option. Performance units may also be granted independently of any option granted under the Plan. In connection with the grant of performance units, the Committee will establish Performance Goals (as defined below) for a specified period.

        Upon the exercise of performance units, a grantee will be entitled to receive the payment of such units in accordance with the terms of the award in shares of common stock, cash, or a combination thereof, as the Committee may determine. The values generally will depend upon the extent to which the performance goals for the specified period have been satisfied, as determined by the Committee. Performance goals may be particular to a grantee or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of the Company generally and may cover such periods as may be specified by the Committee. For purposes of the Plan, "Performance Goals" means performance goals established by the Committee which may be based on (i) earnings or earnings per share of the Company, a unit of the Company, or designated projects; (ii) total sales, identical sales, or comparable sales of the Company, a unit of the Company, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger's attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; and (xxv) implementing or completion of strategic initiatives or critical projects, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance units may be exercised only upon the achievement of minimum Performance Goals during the period as determined by the Committee. The Committee will determine the period during which performance units are exercisable and specifically set forth such period in any agreement granting performance units to a participant in the Plan, provided, however, that a performance unit generally may not be exercised until the expiration of at least six months from the date of grant. Performance units will expire no later than ten years from the date of grant (or in the case of a related performance unit, the expiration of the related option). Any performance units paid in the form of cash are deemed to be paid in shares of common stock, with the number of shares being deemed paid equal to the amount of cash paid to the employee divided by the fair market value of a share of common stock on the date of payment.

        Restricted Stock.    The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of Performance Goals. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and receive dividends.

        Incentive Shares.    The Committee may grant incentive shares to participants. Incentive share awards will consist of shares of common stock issued or to be issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specifies in an agreement relating thereto.

        Cash Bonuses.    Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on the Company's performance measured against Performance Goals established by the Committee. The Committee establishes a bonus "potential" for each bonus payable under the Cash Bonus Program for each participant, based on the participant's level within the Company, and actual payouts can exceed that amount when the Company's performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) sales and earnings results of designated capital projects. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in the Company's strategic plan, (ii) operating costs as a percentage of sales, and (iii) performance in eleven key categories designed to measure associate satisfaction and one key category designed to determine how the Company's focus on values supports how associates do business. No single Cash Bonus to a participant may exceed $5,000,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        Nonstatutory Stock Options, Stock Appreciation Rights, and Performance Units.    A grantee will not recognize income on the grant of a nonstatutory stock option, stock appreciation right or performance unit, but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a stock appreciation right or a performance unit, in general, will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld. Under certain circumstances, income on the exercise of a performance unit will be deferred if the grantee makes a proper election to defer such income. In some cases the recognition of income by a grantee from the exercise of a performance unit may be delayed for up to six months if a sale of the shares would subject the grantee to suit under Section 16(b) of the Exchange Act unless the grantee elects to recognize income at the time of receipt of such shares. In either case, the amount of income recognized is measured with respect to the fair market value of the common stock at the time the income is recognized.

        In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, a stock appreciation right, or a performance unit, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax withholding requirements.

        Incentive Shares and Restricted Stock.    A grantee of incentive shares or restricted stock is not required to include the value of such shares in ordinary income until the first time the grantee's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company's taxable year which includes the last day of the grantee's taxable year in which such grantee recognizes the income, provided the Company satisfies certain federal income tax withholding requirements.

        General.    The rules governing the tax treatment of options, stock appreciation rights, performance units, incentive shares and restricted stock and stock acquired upon the exercise of options, stock appreciation rights and performance units are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

        Tax Deductibility Cap.    Section 162(m) of the Code provides that certain compensation received in any year by a "covered employee" in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for "performance-based compensation." To the extent practicable under the circumstances, the Committee currently intends to structure grants and awards made under the Plan to "covered employees" as performance-based compensation that is exempt from Section 162(m).

        This summary of the 2008 Long-Term Incentive and Cash Bonus Plan is qualified in its entirety by the complete text of the Plan that is set forth in Appendix 1 of this Proxy Statement.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS
	2008 Long-Term Incentive and Cash Bonus Plan
Name and Position (1)
	Dollar value ($)	Number of Units
All Groups	(1)	(1)

(1)
Awards, values and benefits are not determinable for any Group.

2007 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information regarding shares outstanding and available for issuance under existing stock option plans.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	44,781,032	$20.94	10,868,150
Equity compensation plans not approved by security holders	—	$—	—
Total	44,781,032	$20.94	10,868,150

SELECTION OF AUDITORS
(ITEM NO. 3)

        The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger's independent auditor, as required by law and by applicable NYSE rules. On March 12, 2008, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger's independent auditor for the fiscal year ending January 31, 2009. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger's independent auditor is not required by Kroger's Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

        The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended February 2, 2008 and February 3, 2007:

	Fiscal 2007	Fiscal 2006
Audit Fees	$4,221,063	$4,463,916
Audit-Related Fees	122,878	53,429
Tax Fees	—	—
All Other Fees	—	—

Total	$4,343,941	$4,517,345

        Audit Fees for the years ended February 2, 2008 and February 3, 2007, respectively, were for professional services rendered for the audits of Kroger's consolidated financial statements, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

        Audit-Related Fees for the years ended February 2, 2008 and February 3, 2007, respectively, were for assurance and related services pertaining to accounting consultation in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax Fees.    We did not engage PricewaterhouseCoopers LLP for other tax services for the years ended February 2, 2008 and February 3, 2007.

        All Other Fees.    We did not engage PricewaterhouseCoopers LLP for other services for the years ended February 2, 2008 and February 3, 2008.

        The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 12, 2008, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal 2008 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

        PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 4)

        We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger's Secretary at Kroger's executive offices, that it intends to propose the following resolution at the annual meeting:

        WHEREAS:    The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

        The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires.

        Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC's report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that "Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time."

        A recent article in Inside Green Business reviewed a new study that demonstrates that the retail sector accounts for a large percentage of GHG emissions once supply chain and energy inputs are accounted for, which could shift some of the burden for reducing GHGs from power generators to retailers.

        When compared with the efforts of others in the retail industry, Kroger appears to be lagging in its thinking on the preparations for climate change. Safeway has a comprehensive GHG Emissions Reduction Program, is a member of the California Climate Action Registry and the Chicago Climate Exchange and publicly supported AB 32, California's new law aimed at reducing emissions by 25% by 2020. Other retailers, including Wal-Mart, have also committed to addressing climate change and reducing their emissions and some have even encouraged Congress to regulate GHG emissions.

        According to a senior economic adviser at Lehman Brothers, "Companies that see climate change coming, recognize it for what it is, do the relevant R&D and inculcate a positive attitude to change on the part of their management stand to do very well." As investors, we want to be sure that Kroger is prepared to address the changing realities of a carbon constrained world.

        RESOLVED:    The shareholders request that the company develop a comprehensive policy for addressing climate change and reducing GHG emissions and report to shareholders on its plans for doing so, at reasonable cost and omitting proprietary information, by December 31, 2008.

        SUPPORTING STATEMENT:    We believe that management best serves shareholders by carefully assessing and disclosing all pertinent information on its response to climate change, including the development of policies that will minimize Kroger's impacts on climate change.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        Kroger recognizes the important role it plays as a good steward of the environment. We have numerous "green" initiatives in place to save energy and preserve our natural resources. In 2007 Kroger published on-line an expanded version of The Kroger Co. Public Responsibilities Report and Doing Our Part – The Kroger Co.'s Green Report that highlight the company's "green" initiatives in greater detail.

        The proposal is similar to one submitted last year by the same shareholder. That proposal was defeated by shareholders. The proposal recommends development of a policy for addressing climate change and reducing greenhouse gas emissions and furnishing a report to shareholders. We believe such a report in many ways would be duplicative of the current efforts underway, and would provide little benefit to shareholders beyond what Kroger already has furnished. We believe it would be a waste of time, resources and money for Kroger and our shareholders.

        We have developed our own form of reporting that we believe provides beneficial and cost effective disclosure to our shareholders on the environmental issues that are relevant to our business operations. These reports are published on the Kroger website.

SHAREHOLDER PROPOSAL
(ITEM NO. 5)

        We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger's Secretary at Kroger's executive offices, that it intends to propose the following resolution at the annual meeting:

SHAREHOLDER RESOLUTION REGARDING POULTRY SLAUGHTER

        RESOLVED that, to advance Kroger's financial interests as well as the welfare of animals supplied to its stores, shareholders encourage the board to give purchasing preference to suppliers that use or adopt controlled-atmosphere killing (CAK), the least cruel form of poultry slaughter available.

SUPPORTING STATEMENT

  •
  Kroger's poultry suppliers use a cruel and inefficient method of slaughter called "electric immobilization," in which the birds are paralyzed with an electric current, have their throats slit while they are still conscious, and are dropped into tanks of scalding-hot water (often while they are still alive).

  •
  In addition to being cruel, the electric immobilization method causes various economic problems, such as reduced product quality, yield, and shelf life as well as increased contamination and employee turnover.

  •
  CAK is a better, U.S. Department of Agriculture-approved method of poultry slaughter that replaces the oxygen that birds are breathing with inert gases, gently and effectively putting them "to sleep."

  •
  A report commissioned by McDonald's concurred that CAK is, as animal welfare experts have described it, the least cruel method of poultry slaughter available and found that it "[1.] has advantages [over electric immobilization] from both an animal welfare and meat quality perspective ... [2.] obviates potential distress and injury ... [and 3.] can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress." The report further concluded that McDonald's suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality.

  •
  Many major meat retailers have made concrete movement toward CAK. Burger King has a purchasing preference for birds killed by CAK; Wendy's, Carl's Jr., and Hardee's now give consideration to CAK suppliers; and Safeway has begun purchasing some birds from CAK facilities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The proponent has submitted to shareholders similar proposals on two separate occasions and the shareholders have defeated those proposals in both instances. As previously noted by the proponent, Kroger has shown its commitment to animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute. The proponent also previously noted that Kroger is one of the first major supermarket companies to adopt meaningful animal welfare guidelines. Our animal welfare guidelines are discussed in our Animal Welfare Policy posted on our website at www.thekrogerco.com. This Policy will continue to evolve as we work with independent experts in the areas of food safety and animal welfare to ensure that the safety of the food products sold in our stores is not compromised and that the animals that are processed into products sold at Kroger stores are treated humanely.

        Some of Kroger's suppliers have evaluated, and continue to evaluate, controlled atmosphere stunning. These evaluations considered a number of factors, including: animal welfare; results from scientific research; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of workers involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. The research still remains inconclusive as to whether controlled atmosphere stunning is truly a better alternative to conventional stunning methods.

        Moreover, Kroger's suppliers believe that further research should be conducted to evaluate controlled atmosphere stunning and its effects on food safety and product quality. Kroger's first priority has always been the safety and quality of its products. We also are committed to the humane treatment of animals. Kroger does not own, raise, transport or process livestock. Kroger contracts with suppliers who perform these functions and we require that our suppliers comply with government regulations pertaining to the humane treatment of animals. Kroger believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

        Kroger's commitment, leadership and results with respect to animal welfare matters are well established, and recognized, within the industry. We work hard to be a good corporate citizen and believe in good animal handling practices. Our policies are designed to help to achieve humane treatment of animals. Kroger has been, and will continue to be, committed to upholding and abiding by our established policies and principles. In addition, we monitor our suppliers for compliance with the policies we establish. In light of the current state of the research in this area, we do not believe at this time that it is appropriate to give preference to suppliers that use controlled atmosphere stunning as opposed to conventional stunning methods.

SHAREHOLDER PROPOSAL
(ITEM NO. 6)

        We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger's Secretary at Kroger's executive offices, that it intends to propose the following resolution at the annual meeting:

SHAREHOLDER RESOLUTION

        WHEREAS, Americans are increasingly concerned about how their food is produced, and studies show that Americans and, by extension, customers of The Kroger Co. (the "Corporation") prefer products meeting higher animal welfare standards.

        The Corporation's animal welfare policy states that it requires all its suppliers to adopt "'best practices' animal welfare standards," and that it monitors its suppliers for compliance.

        Kroger's animal welfare policy also says: "We believe this joint industry effort, with retailers and restaurants working together with leading animal welfare experts, will make more progress in the humane treatment of animals than what any company could achieve by acting alone."

        Yet the Corporation lags behind some other retailers in an important measure of animal welfare by selling eggs that predominantly come from hens confined in battery cages. In contrast, Whole Foods Market sells only cage-free eggs and Trader Joe has converted its private-label eggs to be completely cage-free. Compass Group, the world's largest food service company, has a cage-free egg policy. National chains, including Burger King, Carl's Jr., and Hardee's, now use some cage-free eggs. Wolfgang Puck uses only cage-free eggs in his restaurants and packaged foods. Regional grocery chains including Andronico's, Earth Fare, Jimbo's ... Naturally, Sunflower Market, New Leaf Community Markets, and New Frontiers Natural Marketplace all sell only cage-free eggs. Hundreds of U.S. universities serve cage-free eggs in their cafeterias.

        More and more, many consumers and companies consider "best practices" egg production to mean at least not confining birds in battery cages. A 2007 American Farm Bureau-funded poll found that a majority of Americans consider it inhumane to confine birds in battery cages and 89 percent agree that food companies requiring farmers to treat their animals better are doing the right thing.

        Egg suppliers are converting to cage-free practices to satisfy growing opposition to battery cage confinement. The European Commission's Scientific Veterinary Committee wrote: "It is clear that because of its small size and its barrenness, the battery cage as used at present has inherent severe disadvantages for the welfare of hens." Barren cages will be phased out in the European Union by 2012.

        Barren and restrictive, battery cages prevent hens from spreading their wings, perching, and laying eggs in a nest. They provide each hen with only about 67 square inches of cage space – approximately two-thirds of a letter-sized sheet of paper. The Food Marketing Institute guidelines to which the Corporation claims to adhere permit these dismal conditions.

        The Corporation risks loss of business and reputation if it does not move toward elimination of eggs from hens confined in battery cages. By phasing out the sale of eggs from battery-caged hens, the Corporation can make a meaningful step toward its claim of being an animal welfare leader.

        RESOLVED that, in keeping with the Corporation's policy on animal welfare, shareholders encourage the Corporation to commit to a time-frame in which it will phase out its sale of eggs from hens confined in battery cages, which are widely viewed as cruel and inhumane.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        As one of the largest supermarket companies in the United States, our commitment, leadership and results with respect to animal welfare matters are well established and recognized within the industry. Animal welfare is an important issue to Kroger, our customers and our associates.

        According to experts, both hens housed in cages and cage-free hens can be treated humanely or poorly, with one method not being superior from an animal welfare point of view. Although hens housed in cages cannot flap their wings, they are protected from dust, poor air quality, cannibalism, and parasites. In order to ensure humane treatment of the hens that produce eggs sold to Kroger, we require that our egg suppliers adhere to the animal welfare guidelines adopted by the United Egg Producers. These guidelines, which apply to both caged and cage-free egg production, require suppliers to adhere to modern farming techniques designed to protect the safety of the eggs and to treat the hens humanely.

        Many of our customers have indicated a preference for cage-free eggs. That is why we offer cage-free eggs in virtually all of our supermarkets. We will continue to monitor the purchasing practices of our customers and will continue to meet their demand to the extent our suppliers are able to do so. We do not believe, however, that it is appropriate to phase out eggs from hens housed in cages when it has not been scientifically established that hens housed in modern cages are treated less humanely or less ethically than cage-free hens.

SHAREHOLDER PROPOSAL
(ITEM NO. 7)

        We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger's Secretary at Kroger's executive offices, that it intends to propose the following resolution at the annual meeting:

REPORT ON TOXIC CHEMICALS IN PRODUCTS

WHEREAS:

        Consumer concern about chemicals in products has escalated sharply. Numerous reports have surfaced about excessive levels of toxic chemicals in retail products, resulting in widespread product recalls, including contaminated pet food offered for sale at Kroger.

        In January 2008, the acting Commissioner of the Consumer Product Safety Commission declared CPSC will increase its scrutiny of retailers if pending product safety legislation is enacted by Congress, noting that retailers share responsibility with manufacturers for the safety of the products they sell. ("Safety Push Focuses on Retailers", Wall Street Journal, January 8, 2008)

        Products sold in Kroger stores are likely to contain various materials which are controversial because of their potential health and environmental impacts.

        BPA Issues:    Bisphenol-A (BPA) is found in the polycarbonate plastic used for manufacture of baby and sport bottles, and also is used as an interior lining in food cans. Researchers have associated exposure to BPA with a host of health effects in laboratory test animals. Though scientific debate continues regarding effects on humans such as increased susceptibility to cancer and diabetes, some companies are taking precautionary action to eliminate certain human exposures. Whole Foods Market has removed baby bottles containing BPA from its shelves and Canada's largest outdoor equipment retailer, Mountain Equipment Co-op has removed polycarbonate water bottles from sale.

        PFOA Issues:    Perfluorooctanoic acid is used to produce stain and grease resistant coatings for cookware and food packaging. In June 2006, the majority of EPA's Science Advisory Board identified PFOA as a likely carcinogen. Retailers including Wal-Mart and McDonald's have announced their intent to study or use alternatives to PFOA-based products or packaging. Food producer ConAgra is examining alternatives to reduce or eliminate its presence in food packaging.

        Cosmetics and Personal Care Product Safety Issues:    Cosmetics and personal care products have come under scrutiny due to ingredients such as phthalates—which have been linked to malformed or underdeveloped reproductive organs in males, among other things—and the neurotoxicant lead, which has been found in red lipstick. Legislation recently enacted in California is requiring increasing ingredient disclosure. Media stories have prompted growing consumer attention.

        PVC Issues:    Polyvinyl chloride (PVC) raises a host of environmental and human health issues throughout its supply chain. Retailers such as Wal-Mart, Target, Sears, and Kmart are phasing out PVC products and packaging.

        Resolved:    Shareholders request that the Board publish a report to shareholders on Kroger policies on emerging product safety issues, at reasonable expense and omitting proprietary information, by March 2009. This report should summarize which, if any, product categories sold in Kroger stores may be affected by the product toxicity concerns described above, and adoptions for new initiatives, above and beyond legal or regulatory compliance, that management can or will take to respond to this public policy challenge.

        Supporting Statement:    The proponents believe the potential new initiatives that might be described in the report could include communications, guidelines, product review, consumer education or other changes in Kroger policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        Kroger respects the point of view represented in the proposal with respect to product content and manufacture process, and as noted below we monitor developments with respect to these issues through our presence in the markets for these products. We believe these matters are most appropriately addressed by informed legislators and regulators.

        While Kroger does manufacture many of the food products that it makes available in its stores, most of its food and all of its general merchandise offerings are manufactured by outside vendors. As we expect of ourselves, we require our vendors to assure their products comply with all applicable laws, including those relating to content and labeling. Further, Kroger considers many factors in determining its product mix in addition to compliance with law, including, for example, product safety and customer acceptance.

        Kroger is very much aware of developments in the vendor markets in which it operates, with respect to issues such as those noted in the proposal as well as all other issues that may influence customer behavior. We believe that Kroger is well-positioned to anticipate and respond to any customer interest in alternative products, whether due to concerns such as those raised by the proponent or due to general consumer interest in natural or "green" products. Further, our stores offer a wide selection of natural foods and organic products. Doing Our Part – The Kroger Co.'s Green Report can be viewed on our website at www.thekrogerco.com.

        The proposal requests a report on products that may be affected by the concerns raised. The average Kroger store carries approximately 30,000 stock keeping units. We purchase products from thousands of vendors. While the concerns raised by the proposal are real, we do not believe that shareholders would be well served by diverting resources from our core businesses and into chemical research. Kroger monitors and will comply with further regulatory activity in this area, and will continue to respond to the desires of our customers for alternative products and packaging as they become available.

SHAREHOLDER PROPOSAL
(ITEM NO. 8)

        We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger's Secretary at Kroger's executive offices, that it intends to propose the following resolution at the annual meeting:

        RESOLVED:    That the shareholders of The Kroger Company ("Company") request that the Board of Director's Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives ("Plan") that does the following:

  •
  Sets compensation targets for the Plan's annual and long-term incentive pay components at or below the peer group median;

  •
  Delivers a majority of the Plan's target long-term compensation through performance-vested, not simply time-vested, equity awards;

  •
  Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

  •
  Establishes performance targets for each Plan financial metric relative to the performance of the Company's peer companies; and

  •
  Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company's performance on its selected financial performance metrics exceeds peer group median performance.

        SUPPORTING STATEMENT:    As long-term shareholders, we believe it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. The pay-for-performance concept has received considerable attention and support from investors, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

        We believe a strong pay and performance nexus will be established when:

  •
  reasonable incentive compensation target pay levels are established;

  •
  strategically selected financial performance goals are set relative to the performance of peer companies; and,

  •
  incentive payments are awarded only when median peer performance is exceeded.

        We believe our Company's Plan fails to promote the pay-for-superior-performance principle in several important ways. Our analysis of The Kroger Company executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

  •
  Target performance levels for annual incentive plan metrics are not disclosed.

  •
  The target performance levels for the annual incentive plan metrics are not peer group related.

  •
  The annual incentive plan provides for below target payout.

  •
  The percentage breakdown of the long-term compensation components is not disclosed.

  •
  Options vest ratably over 5 years.

  •
  Target performance levels for the performance-based long-term cash bonus plan metrics are not disclosed and are not peer group related.

        We believe a plan designed to reward superior corporate performance relative to peer companies will help focus senior executives on building sustainable long-term corporate value.

        We urge shareholders to vote YES for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        Kroger's current executive compensation emphasizes performance-based pay. Our program includes base salary but is centered on performance-based awards and equity-based compensation. Our compensation programs are designed to attract, motivate, and retain the most talented executives and to reward them when achieving Company success in such measures as earnings, sales, and attainment of our strategic initiatives. As more particularly discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation programs are regularly benchmarked against a group of peer companies. These programs are designed to compensate the executive officers at the median of those peer companies, with performance-based features that would place them near the top quartile only when Kroger delivers superior results.

        As described in the CD&A, and reflected in the Summary Compensation Table and the other charts that follow that table, a large percentage of total compensation earned by the executive officers is performance-based. Cash bonuses, both annual and long-term, are earned only to the extent that Kroger achieves performance goals established by the Compensation Committee of the Board. Kroger's equity awards to the officers, which vest over a period of five years, reflect the Committee's objective of aligning the interests of the officers with those of shareholders in promoting long-term shareholder return.

        The Committee, which is comprised entirely of independent directors, is responsible for ensuring that Kroger's executive compensation policies and programs are competitive within the markets in which Kroger competes for talent, and reflect the long-term investment interests of our stockholders. We believe it is in the best interest of our shareholders that the Committee is able to implement an executive compensation program that rewards executives for their performance, based on the objectives it seeks to achieve. Our current structure allows the Committee to reward long-term, strategic decisions that are beneficial to Kroger even though they may not result in short-term returns versus our peer companies. By contrast, this proposal would limit the Committee's ability to calibrate and tailor the appropriate amount of compensation to reward these long-term, strategic decisions. The Committee also believes that Kroger is a unique company with different strategies and goals, unique challenges and opportunities, and operates in different geographic areas than some of our peer companies. The proposal, as written, would compensate executives simply based on whether Kroger exceeds the median performance of the peer group and would not allow for the exercise of the appropriate discretion and judgment needed by the Committee to reward long-term performance and otherwise establish appropriate compensation.

        SHAREHOLDER PROPOSALS – 2009 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger's annual meeting in June 2009 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 15, 2009. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2009 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 31, 2009. Please note, however, that Kroger's Regulations require a minimum of 45 days' advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 31, 2009, will be ruled out of order and will not be permitted.

        Attached to this Proxy Statement is Kroger's 2007 Annual Report which includes a brief description of Kroger's business, including the general scope and nature thereof during 2007, together with the audited financial information contained in our 2007 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov.

        The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors, Paul W. Heldman, Secretary

Appendix 1

THE KROGER CO.
2008 LONG-TERM INCENTIVE AND CASH BONUS PLAN

1.    DEFINITIONS

        In this Plan the following definitions will apply:

        1.1    "Agreement" means a written instrument implementing a grant of an Option, Right or Performance Unit, an award of Restricted Stock or Incentive Shares, or setting forth the terms of a Cash Bonus.

        1.2    "Board" means the Board of Directors of the Company.

        1.3    "Cash Bonus" means an annual or long-term bonus awarded to a participant under the Cash Bonus Program and determined by the Committee based on performance measured against Performance Goals established by the Committee.

        1.4    "Cash Bonus Program" means that portion of the Plan under which a participant is awarded a Cash Bonus.

        1.5    "Code" means the Internal Revenue Code of 1986, as amended.

        1.6    "Committee" means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program and the Cash Bonus Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program and the Cash Bonus Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as "outside directors" under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

        1.7    "Common Stock" means the common stock, par value $1.00 per Share, of the Company.

        1.8    "Company" means THE KROGER CO.

        1.9    "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option, Right or Performance Unit in accordance with the terms of Article 9.

        1.10    "Date of Grant" means the date on which an Option, Right or Performance Unit is granted or Restricted Stock or Incentive Shares are awarded by the Committee.

        1.11    "Director" means a member of the Board of the Company.

        1.12    "Employee" means any person determined by the Committee to be an employee of the Company or a Subsidiary.

        1.13    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        1.14    "Fair Market Value" of a Share of Common Stock means the amount equal to the fair market value of a Share of Common Stock determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless otherwise provided in an Agreement to the contrary, the Fair Market Value of a Share will be the closing price on the date of determination on the New York

Stock Exchange – Composite Transactions, or if no sales are made on such date, on the most recent prior date for which sales are reported.

        1.15    "Grantee" means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 11 or to whom Incentive Shares have been awarded pursuant to Article 12.

        1.16    "Incentive Share" means a Share awarded pursuant to Article 12.

        1.17    "Insider" means an officer of the Company subject to Section 16(a) of the Exchange Act.

        1.18    "Insider Program" means that portion of the Plan under which grants or awards are made to Insiders and Directors.

        1.19    "Non-Insider Program" means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

        1.20    "Option" means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

        1.21    "Option Period" means the period during which an Option may be exercised.

        1.22    "Option Price" means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant, and, except as otherwise permitted pursuant to Article 13 or Article 15, the Option Price of an Option as set forth on the Date of Grant will not be reduced during the term of the Option (i.e., Options will not be "repriced").

        1.23    "Optionee" means an Employee or Director to whom an Option, Right or Performance Unit has been granted.

        1.24    "Performance Goals" means performance goals established by the Committee that may be based on: (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger's attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; and (xxv) implementing or completion of strategic initiatives or critical projects, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

        1.25    "Performance Unit" means a performance unit granted under the Plan in accordance with Article 8.

        1.26    "Performance Unit Period" means the period during which a Performance Unit may be exercised.

        1.27    "Plan" means THE KROGER CO. 2008 Long-Term Incentive and Cash Bonus Plan.

        1.28    "Related Option" means the Option in connection with which, or by amendment to which, a specified Right or Performance Unit is granted.

        1.29    "Related Performance Unit" means the Performance Unit granted in connection with, or by amendment to, a specified Option.

        1.30    "Related Right" means the Right granted in connection with, or by amendment to, a specified Option.

        1.31    "Restricted Stock" means Shares awarded pursuant to Article 11.

        1.32    "Right" means a stock appreciation right granted under the Plan pursuant to Article 7.

        1.33    "Right Period" means the period during which a Right may be exercised.

        1.34    "Share" means a share of authorized but unissued Common Stock or a reacquired share of issued Common Stock.

        1.35    "Stock Option Committee" means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been so ineligible for at least one year.

        1.36    "Subsidiary" means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2.    PURPOSE

        The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3.    ADMINISTRATION

        The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

        3.1    to determine in its discretion the Employees to whom Options, Performance Units or Rights will be granted, to whom Restricted Stock and Incentive Shares will be awarded, and those Employees eligible to receive Cash Bonuses; the number of Shares to be subject to each Option, Right, Performance Unit, Restricted Stock or Incentive Share award, and the terms upon which Options, Rights or Performance Units may be acquired and exercised and the terms and conditions of Restricted Stock and Incentive Share awards and Cash Bonuses;

        3.2    to determine all other terms and provisions of each Agreement, which need not be identical;

        3.3    without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

          (a)   for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

          (b)   for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, Right or Performance Unit, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares;

          (c)   for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option, Right or Performance Unit or awarded as Restricted Stock or Incentive Shares;

          (d)   for the payment of the Option Price upon the exercise by an Employee or Director of an Option otherwise than in cash, including without limitation by delivery of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and shares of Common Stock; and

          (e)   for the deferral of receipt of amounts that otherwise would be distributed upon exercise of a Performance Unit, the terms and conditions of any such deferral and any interest or dividend equivalent or other payment that will accrue with respect to deferred distributions;

        3.4    to construe and interpret the Agreements and the Plan;

        3.5    to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option, Right or Performance Unit or acquiring Restricted Stock or Incentive Shares, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

        3.6    to provide for satisfaction of an Optionee's or Grantee's tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of shares of Common Stock otherwise issuable on the exercise of an Option, Right or Performance Unit or pursuant to an award of Incentive Shares or through delivery of Common Stock to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

        3.7    to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

        Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4.    ELIGIBILITY

        Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded only to Employees and Directors. Cash Bonuses may only be awarded to Employees. In no event may any participant receive awards and grants totaling more than 3,000,000 Shares in the aggregate under this Plan, and no single Cash Bonus to a participant may exceed $5,000,000.

5.    STOCK SUBJECT TO THE PLAN

        5.1    The maximum number of Shares that may be issued under the Plan is 20,000,000 Shares. Except as otherwise provided in the following sentence, the maximum number of Shares that may be issued as Restricted Stock or Incentive Shares under the Plan is 8,000,000 Shares in the aggregate. Notwithstanding the foregoing, the Committee for the Insider Program may increase the number of Shares that may be issued as Restricted Stock or Incentive Shares to an amount in excess of 8,000,000 Shares, provided that for each such Share in excess of 8,000,000 Shares that are issued as Restricted Stock or Incentive Shares, in the aggregate, the number of Shares that may be issued under the Plan will be reduced by four Shares. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares to be granted under the Non-Insider Program for that fiscal year.

        5.2    If an Option, Right or Performance Unit expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option, Related Right or a Related Performance Unit, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares, provided that in the case of forfeited Shares, the Grantee has received no dividends prior to forfeiture with respect to such Shares.

        5.3    The Shares issued upon the exercise of a Right or Performance Unit (or, if cash is payable in connection with such exercise, that number of Shares having a Fair Market Value equal to the cash payable upon such exercise), will be charged against the number of Shares issuable under the Plan and will not become available for the grant of other Options, Rights and Performance Units or for the award of Restricted Stock or Incentive Shares. If the Right referred to in the preceding sentence is a Related Right, or if the Performance Unit referred to in the preceding sentence is a Related Performance Unit, the Shares subject to the Related Option, to the extent not charged against the number of Shares subject to the Plan in accordance with this Section 5.3, will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares.

6.    OPTIONS

        6.1    The Committee is authorized to grant Options to Employees and Directors.

        6.2    The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

        6.3    The maximum number of Shares of Common Stock with respect to which Options may be granted to any Employee or Director under this Plan during its term is 3,000,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share of Common Stock at the time of the grant.

        6.4    All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7.    RIGHTS

        7.1    The Committee is hereby authorized to grant Rights to Employees and Directors.

        7.2    A Right may be granted under the Plan:

          (a)   in connection with, and at the same time as, the grant of an Option under the Plan;

          (b)   by amendment of an outstanding Option granted under the Plan; or

          (c)   independently of any Option granted under the Plan.

        A Right granted under clause (a) or (b) of the preceding sentence is a Related Right. A Related Right may, in the Committee's discretion, apply to all or a portion of the Shares subject to the Related Option.

        7.3    A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a share of Common Stock on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value of a share of Common Stock on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

        7.4    The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however –

          (a)   a Right may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period);

          (b)   a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and

          (c)   a Right may be exercised only when the Fair Market Value of a share of Common Stock exceeds either (i) the Fair Market Value of a share of Common Stock on the Date of Grant of the Right if it is not a Related Right, or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

        7.5    The exercise, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

        7.6    Rights granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 7 to comply with the requirements of Rule 16b-3 or any other rules or regulations, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company's failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

        7.7    To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Right surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Right will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

        7.8    The maximum number of Shares of Common Stock with respect to which Rights may be granted to any Employee or Director under this Plan during its term is 3,000,000 Shares.

8.    PERFORMANCE UNITS

        8.1    The Committee is hereby authorized to grant Performance Units to Employees and Directors.

        8.2    Performance Units may be granted under the Plan:

          (a)   in connection with, and at the same time as, the grant of an Option under the Plan;

          (b)   by amendment of an outstanding Option under the Plan; or

          (c)   independently of any Option granted under the Plan.

A Performance Unit granted under clause (a) or (b) of the preceding sentence is a Related Performance Unit. A Related Performance Unit may, in the Committee's discretion, apply to all or a portion of the shares subject to the Related Option.

        8.3    A Performance Unit may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), cash, Shares or a combination of cash and Shares, based upon the degree to which Performance Goals established by the Committee and specified in the Agreement have been achieved.

        8.4    The Performance Unit Period will be determined by the Committee and specifically set forth in the Agreement, provided, however –

          (a)   a Performance Unit may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period); and

          (b)   a Performance Unit will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Performance Unit, the expiration of the Related Option.

        8.5    Each Agreement granting Performance Units will specify the number of Performance Units granted; provided, however, that the maximum number of Related Performance Units may not exceed the maximum number of Shares subject to the Related Option.

        8.6    The exercise, in whole or in part, of Related Performance Units will cause a reduction in the number of Shares subject to the Related Option and the number of Performance Units in accordance with the terms of the Agreement. Similarly, the exercise, in whole or in part, of a Related Option, will cause a reduction in the number of Shares subject to the Related Performance Unit equal to the number of Shares with respect to which the Related Option is exercised.

        8.7    Performance Units granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 8 to comply with the requirements of Rule 16b-3 or any other applicable rule or regulation, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company's failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

        8.8    To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Performance Unit. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Performance Unit surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Performance Unit will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

        8.9    The maximum number of Shares that may be issued to any Employee or Director pursuant to the exercise of Performance Units may not exceed 3,000,000 Shares. For purposes of the preceding sentence, any Performance Units paid in the form of cash will be deemed to have been paid in Shares, with the number of Shares being deemed paid equal to the amount of cash paid to the Employee or Director divided by the Fair Market Value of a Share on the date of payment.

9.    EXERCISE

        An Option, Right or Performance Unit, subject to the provisions of the Agreement under which it was granted, may be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate "cashless" exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

10.    NON-TRANSFERABILITY

        Unless otherwise provided in the Agreement respecting the grant or award, Options, Rights, Performance Units and Incentive Shares granted or awarded under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option, Right or Performance Unit may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. A Related Right or Related Performance Unit is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

11.    RESTRICTED STOCK AWARDS

        11.1    The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

        11.2    Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more Performance Goals.

        11.3    Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such agreement will contain the following:

          (a)   prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

          (b)   at least one term, condition or restriction constituting a "substantial risk of forfeiture" as defined in Section 83(c) of the Code;

          (c)   such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

          (d)   a requirement that each certificate or other evidence of ownership representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

    "This certificate or other evidence of ownership and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 2008 Long-Term Incentive and Cash Bonus Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.

          (e)   the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

          (f)    the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

        11.4    The Committee may include in an Agreement a requirement that in the event of a Grantee's termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

        11.5    The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 3,000,000 Shares.

12.    INCENTIVE SHARE AWARDS

        12.1    The Committee is hereby authorized to award Incentive Shares to Employees and Directors.

        12.2    Incentive Shares will be Shares that are issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specify in the Agreement relating thereto.

        12.3    The maximum number of Shares of Incentive Shares that may be awarded to any Employee or Director under this Plan during its term is 3,000,000 Shares.

13.    CAPITAL ADJUSTMENTS

        The number and class of Shares subject to each outstanding Option, Right or Performance Unit or Restricted Stock or Incentive Share award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

14.    TERMINATION OR AMENDMENT

        The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder's rights under any outstanding grants or awards. The Cash Bonus Program may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board. To the extent required by Section 162(m) of the Internal Revenue Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus awards relate.

15.    MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS, RIGHTS, PERFORMANCE UNITS, RESTRICTED STOCK AND INCENTIVE SHARES

        Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options, Rights and Performance Units, or accept the surrender of outstanding options, rights and performance units (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company, a Subsidiary or a company or similar entity acquired by the Company or a Subsidiary, and authorize the granting of new Options, Rights and Performance Units pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options, Rights and Performance Units may specify a longer term than the surrendered options, rights and performance units or may have any other provisions that are authorized by the Plan; provided that the exercise price may not be less than that of the surrendered option, rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement providing for awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Option, Right or Performance Unit granted under the Plan, or an award of Restricted Stock or Incentive Shares, will, without the consent of the Optionee or Grantee, alter or impair any of the Optionee's or Grantee's rights or obligations.

16.    CASH BONUSES

        Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on the Company's performance measured against Performance Goals established by the Committee. The Committee establishes a bonus "potential" for each bonus payable under the Cash Bonus Program for each participant, based on the participant's level within the Company, and actual payouts can exceed that amount when the Company's performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) sales and earnings results of designated capital projects. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in the Company's strategic plan, (ii) operating costs as a percentage of sales, and (iii) performance in eleven key categories designed to measure associate satisfaction and one key category designed to determine how the Company's focus on values supports how associates do business.

17.    EFFECTIVENESS OF THE PLAN

        The Plan and any amendments requiring shareholder approval pursuant to Article 14 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan is effective upon approval by the shareholders and any amendments are effective on the date on which they are adopted by the Board. Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option, Right, Performance Unit, Restricted Stock or Incentive Share grant or award will be subject to the approval of the Plan or amendments by the shareholders. The date on which any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option, Right, Performance Unit, Restricted Stock or Incentive Shares had not been subject to approval. No Option, Right or Performance Unit may be exercised prior to such shareholder approval, and any Restricted Stock or Incentive Shares awarded will be forfeited if such shareholder approval is not obtained.

18.    TERM OF THE PLAN

        Unless sooner terminated by the Board pursuant to Article 14, the Plan will terminate on the date ten years after its adoption by the Board, and no Options, Rights, Performance Units, Restricted Stock or Incentive Shares may be granted or awarded after termination. The termination will not affect the validity of any Option, Right, Performance Unit, Restricted Stock or Incentive Shares outstanding on the date of termination.

19.    INDEMNIFICATION OF COMMITTEE

        In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any grant or award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

20.    GENERAL PROVISIONS

        20.1    The establishment of the Plan will not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

        20.2    The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract of employment between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, will not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

        20.3    The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or that is merged into or consolidated with the Company. Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as "performance-based compensation" under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

        20.4    The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.

        20.5    The Plan will be governed, construed and administered in accordance with the laws of Ohio.

2007 ANNUAL REPORT

FINANCIAL REPORT 2007

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

        The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

        The Company's financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of the shareholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

        Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company's website at www.thekrogerco.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company's internal control over financial reporting was effective as of February 2, 2008.

David B. Dillon Chairman of the Board and Chief Executive Officer	J. Michael Schlotman Senior Vice President and Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	February 2, 2008 (52 weeks)	February 3, 2007 (53 weeks)	January 28, 2006 (52 weeks)	January 29, 2005 (52 weeks)	January 31, 2004 (52 weeks)
	(In millions, except per share amounts)
Sales	$70,235	$66,111	$60,553	$56,434	$53,791
Net earnings (loss)	1,181	1,115	958	(104)	285
Diluted earnings (loss) per share:
Net earnings (loss)	1.69	1.54	1.31	(0.14)	0.38
Total assets	22,299	21,215	20,482	20,491	20,767
Long-term liabilities, including obligations under capital leases and financing obligations	8,696	8,711	9,377	10,537	10,515
Shareowners' equity	4,914	4,923	4,390	3,619	4,068
Cash dividends per common share	0.29	0.195	—	—	—

COMMON STOCK PRICE RANGE

	2007		2006
Quarter	High	Low	High	Low

1st	$30.43	$24.74	$20.98	$18.05
2nd	$31.94	$23.95	$23.23	$19.37
3rd	$30.00	$25.30	$24.15	$21.49
4th	$29.35	$24.23	$25.96	$21.12

        Main trading market: New York Stock Exchange (Symbol KR)

        Number of shareholders of record at year-end 2007: 46,822

        Number of shareholders of record at March 28, 2008: 46,674

        During fiscal 2006, the Company's Board of Directors adopted a dividend policy and paid three quarterly dividends of $0.065 per share. During fiscal 2007, the Company paid one and three quarterly dividends of $0.065 and $0.075, respectively. On March 1, 2008, the Company paid its fourth quarterly dividend of $0.075 per share. On March 13, 2008, the Company announced that its Board of Directors had increased the quarterly dividend to $.09 per share, payable on June 1, 2008, to shareholders of record at the close of business on May 15, 2008.

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Peer Group composed of food and drug companies.

        Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters, drug chains, and discount stores. As a result, in 2003 we changed our peer group (the "Peer Group") to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN
Among The Kroger Co., the S&P 500 and Peer Group

		INDEXED RETURNS Years Ending
	Base Period 2002
Company Name/Index		2003	2004	2005	2006	2007

The Kroger Co.	100	122.80	114.25	123.06	172.87	175.61
S&P 500 Index	100	134.57	141.76	158.24	181.97	178.69
Peer Group	100	116.66	124.90	122.44	134.83	139.96

        Kroger's fiscal year ends on the Saturday closest to January 31.

*
Total assumes $100 invested on February 2, 2003, in The Kroger Co., S&P 500 Index and the Peer Group, with reinvestment of dividends.

**
The Peer Group consists of Albertson's, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway, Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson's, Inc., was substantially acquired by Supervalu in July 2006, and is included through 2005. Marsh Supermarkets was acquired by Marsh Supermarkets Holding Corp. in September 2006, and is included through 2005. Winn-Dixie emerged from bankruptcy in 2006 as a new issue and returns for the old and new issue were calculated then weighted to determine the 2006 return.

Data supplied by Standard & Poor's.

        The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITIES

Period (1)	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (2)	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (3) (in millions)
First period – four weeks
November 11, 2007 to December 8, 2007	2,774,327	$28.16	2,767,562	$124
Second period – four weeks
December 9, 2007 to January 5, 2008	3,505,410	$26.39	3,498,334	$31
Third period – four weeks
January 6, 2008 to February 2, 2008	3,836,391	$25.78	3,831,400	$941

Total	10,116,128	$26.64	10,097,296	$941

(1)
The reported periods conform to the Company's fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2007 contained three 28-day periods.

(2)
Shares were repurchased under (i) a $1 billion stock repurchase program, authorized by the Board of Directors on June 26, 2007, (ii) a $1 billion stock repurchase program, authorized by the Board of Directors on January 18, 2008, and (iii) a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option plans which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. During the fourth quarter of fiscal 2007, the $1 billion stock-repurchase program referred to in clause (ii) replaced the $1 billion stock repurchase program referred to in clause (i). Accordingly, the Company does not intend to make further purchases under the program referenced in clause (i). Total shares purchased include shares that were surrendered to the Company by participants under the Company's long-term incentive plans to pay for taxes on restricted stock awards.

(3)
The amounts shown in this column in the first and second four-week periods reflect amounts remaining under the $1 billion stock repurchase program referenced in clause (i) of Note 2 above. The amount shown in this column in the third four-week period reflect amounts remaining under the $1 billion stock repurchase program referenced in clause (ii) of Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

        The Kroger Co. was founded in 1883 and incorporated in 1902. As of February 2, 2008, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after the Company has filed or furnished them electronically with the SEC.

        The Company's revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

EMPLOYEES

        The Company employs approximately 323,000 full and part-time employees. A majority of the Company's employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 330 such agreements, usually with terms of three to five years.

        During fiscal 2008, the Company has major labor contracts covering its store employees expiring in Columbus, Indianapolis, Las Vegas, Louisville, Nashville, Phoenix and Portland. Negotiations in 2008 will be challenging as the Company must have competitive cost structures in each market while meeting our associates' needs for good wages and affordable health care.

STORES

        As of February 2, 2008, the Company operated, either directly or through its subsidiaries, 2,486 supermarkets and multi-department stores, 696 of which had fuel centers. Approximately 43% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company's current strategy emphasizes self-development and ownership of store real estate. The Company's stores operate under several banners that have strong local ties and brand equity. Supermarkets are generally operated under one of the following formats: combination food and drug stores ("combo stores"); multi-department stores; marketplace stores; or price impact warehouses.

        The combo stores are the primary food store format. They are typically able to earn a return above the Company's cost of capital by drawing customers from a 2 – 2 1/2 mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce. Many combo stores include a fuel center.

        Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry. Many multi-department stores include a fuel center.

        Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys. Many marketplace stores include a fuel center.

        Price impact warehouse stores offer a "no-frills, low cost" warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

        In addition to supermarkets, the Company operates, either directly or through subsidiaries, 782 convenience stores and 394 fine jewelry stores. Substantially all of our fine jewelry stores are operated in leased locations. Subsidiaries operated 691of the convenience stores, while 91 were operated through franchise agreements. Approximately 50% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

        The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company's retail operations, which represent substantially all of the Company's consolidated sales, earnings and total assets, are its only reportable segment. All of the Company's operations are domestic. Revenues, profit and losses, and total assets are shown in the Company's Consolidated Financial Statements set forth in Item 8 below.

MERCHANDISING AND MANUFACTURING

        Corporate brand products play an important role in the Company's merchandising strategy. Supermarket divisions typically stock approximately 14,400 private label items. The Company's corporate brand products are produced and sold in three quality "tiers." Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the "gourmet" or "upscale" brands. The "banner brand" (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company's private label items, is designed to be equal to or better than the national brand and carries the "Try It, Like It, or Get the National Brand Free" guarantee. Kroger Value or local banner name is the value brand, designed to deliver good quality at a very affordable price.

        Approximately 43% of the corporate brand units sold are produced in the Company's manufacturing plants; the remaining corporate brand items are produced to the Company's strict specifications by outside manufacturers. The Company performs a "make or buy" analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 2, 2008, the Company operated 42 manufacturing plants. These plants consisted of 18 dairies, 11 deli or bakery plants, five grocery product plants, three beverage plants, three meat plants and two cheese plants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

        The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation's largest retailers, operating 2,486 supermarket and multi-department stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith's, Fry's, Fry's Marketplace, Dillons, QFC and City Market. Of these stores, 696 have fuel centers. We also operate 782 convenience stores and 394 fine jewelry stores.

        Kroger operates 42 manufacturing plants, primarily bakeries and dairies, which supply approximately 43% of the corporate brand units sold in our retail outlets.

        Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of our costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2007 PERFORMANCE

        2007 was a great year for Kroger. Once again, our actual results compare very favorably to our expectations for the year.

        At the outset of fiscal 2007, we expected to grow identical sales, excluding fuel, by 3% to 5%. We achieved identical sales, excluding fuel, of 5.3% for fiscal year 2007, exceeding the upper end of our original guidance. We are particularly pleased with such strong identical sales growth in a challenging economic environment, and we believe this demonstrates the resiliency of our business model.

        Kroger's initial guidance for fiscal 2007 earnings was a range of $1.60 to $1.65 per diluted share. Our 2007 earnings were $1.69 per diluted share, also exceeding the upper end of our original guidance. This equates to 15% growth after adjusting for the extra week in fiscal 2006. This growth, plus Kroger's dividend yield of slightly more than 1%, created strong value for shareholders.

        Kroger's business model is structured to produce sustainable earnings per share growth in a variety of economic and competitive conditions, primarily through strong identical sales growth. We recognize that continual investment in our customers' shopping experience is necessary to drive strong, sustainable identical sales growth, and we have the operating cost structure that allows us to afford those pricing and service investments. We believe that Kroger's dividend program and the sustainable earnings per share growth created by strong identical sales, slight operating margin improvement, and continued share repurchases is a solid approach to increasing shareholder value.

        While the objective of our business model is to create shareholder value, the objective of Kroger's Customer 1st strategy is to serve customers. Our Customer 1st strategy and business model work in tandem to build our successful business.

        Kroger has several advantages that allow us to grow our business in a competitive industry. Our strong market share and geographic diversity are among the most important. Kroger serves customers in 44 major markets across 31 different states. We define a major market as one in which we operate nine or more stores. Our broad geographical diversity enables us to withstand competitive pressures in multiple markets and to manage unusual economic challenges. Economic conditions can affect our business, but our Customer 1st strategy and business model allow us to provide a strong value proposition to customers whose spending may be pinched by economic pressures.

        Market share is critical to us because it allows us to leverage the fixed costs in our business over a wider revenue base. We hold the number one or number two share position in 39 of our 44 major markets. Our fundamental operating philosophy is to maintain and increase market share.

        During fiscal 2007, we grew our market share by roughly 65 basis points in our 44 major markets, based on our internal data and analysis. This was on top of very strong growth in 2005 and 2006. During the last three fiscal years combined, Kroger's share has increased approximately 165 basis points across our major markets.

RESULTS OF OPERATIONS

        The following discussion summarizes our operating results for 2007 compared to 2006 and for 2006 compared to 2005. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods.

  Net Earnings

        Net earnings totaled $1,181 million for 2007, compared to net earnings totaling $1,115 and $958 million in 2006 and 2005, respectively. The increase in our net earnings for 2007, compared to 2006 and 2005, resulted from spreading fixed costs over our increased identical sales. In addition, 2006 net earnings, compared to 2005, increased due to a 53rd week in that year.

        Earnings per diluted share totaled $1.69 in 2007, compared to $1.54 and $1.31 per share in 2006 and 2005, respectively. Earnings per diluted share increased 15% after adjusting for the extra week in fiscal 2006. Net earnings in 2006 benefited from a 53rd week by an estimated $0.07 per share. Our earnings per share growth in 2007, 2006 and 2005 resulted from increased net earnings, strong identical sales growth and the repurchase of Kroger stock. During fiscal 2007, we repurchased 53 million shares of Kroger stock for a total investment of $1,421 million. During fiscal 2006, we repurchased 29 million shares of our stock for a total investment of $633 million. During fiscal 2005, we repurchased 15 million shares of Kroger stock for a total investment of $252 million.

  Sales

Total Sales
(in millions)

	2007	Percentage Increase	2006	Percentage Increase	2005
Total food store sales without fuel	$60,142	4.2%	$57,712	7.9%	$53,472
Total food store fuel sales	5,741	28.9%	4,455	26.3%	3,526

Total food store sales	$65,883	6.0%	$62,167	9.1%	$56,998
Other sales (1)	4,352	10.3%	3,944	10.9%	3,555

Total Sales	$70,235	6.2%	$66,111	9.2%	$60,553

(1)
Other sales primarily relate to sales at convenience stores, including fuel, jewelry stores and sales by our manufacturing plants to outside firms.

        The growth in our total sales was primarily the result of identical store sales increases and inflation in many core grocery and perishable categories. Increased transaction count and average transaction size were both responsible for our increases in identical supermarket sales, excluding retail fuel operations. After adjusting for the extra week in fiscal 2006, total sales increased 8.2% in 2007 over fiscal 2006.

        We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Annualized identical supermarket sales include all sales at the Fred Meyer multi-department stores. We calculate annualized identical supermarket sales based on a summation of four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2007, compared to the same 52-week period of the previous year. The identical store count in the table below represents the total number of identical supermarkets as of February 2, 2008 and February 3, 2007.

Identical Supermarket Sales
(in millions)

	2007	2006
Including supermarket fuel centers	$62,440	$58,417
Excluding supermarket fuel centers	$57,068	$54,198
Including supermarket fuel centers	6.9%	6.4%
Excluding supermarket fuel centers	5.3%	5.6%
Identical 4th Quarter store count	2,280	2,288

        We define a supermarket as comparable when it has been in operation for five full quarters, including expansions and relocations. Annualized comparable supermarket sales include all Fred Meyer multi-departments. We calculate annualized comparable supermarket sales based on a summation of four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below, based on the 52-week period of 2007, compared to the same 52-week period of the previous year. The comparable store count in the table below represents the total number of comparable supermarkets as of February 2, 2008 and February 3, 2007.

Comparable Supermarket Sales
(in millions)

	2007	2006
Including supermarket fuel centers	$64,450	$60,128
Excluding supermarket fuel centers	$58,838	$55,773
Including supermarket fuel centers	7.2%	6.7%
Excluding supermarket fuel centers	5.5%	5.7%
Comparable 4th Quarter store count	2,352	2,362

  FIFO Gross Margin

        We calculate First-In, First-Out ("FIFO") Gross Margin as follows: Sales minus merchandise costs plus Last-In, First-Out ("LIFO") charge (credit). Merchandise costs include advertising, warehousing and transportation, but exclude depreciation expense and rent expense. FIFO gross margin is an important measure used by our management to evaluate merchandising and operational effectiveness.

        Our FIFO gross margin rates were 23.65%, 24.27% and 24.80% in 2007, 2006 and 2005, respectively. Retail fuel sales lowered our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates decreased 20 basis points, 26 basis points and 4 basis points in 2007, 2006 and 2005, respectively. The decrease in our non-fuel FIFO gross margin rate reflects our continued reinvestment of operating cost savings into lower prices for our customers.

  LIFO Charge

        The LIFO charge in 2007, 2006, and 2005 was $154 million, $50 million and $27 million, respectively. Like many food retailers, we continue to experience product cost inflation at levels that have not occurred for several years. We estimate that product cost inflation was approximately 3% to 3.5% throughout 2007, as compared to estimated inflation rates that averaged approximately 1% over the previous two years. This increase in product cost inflation caused the increase in the LIFO charge in 2007.

  Operating, General and Administrative Expenses

        Operating, general and administrative ("OG&A") expenses consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs. Among other items, rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

        OG&A expenses, as a percent of sales, were 17.31%, 17.91% and 18.21% in 2007, 2006 and 2005, respectively. The growth in our retail fuel sales lowers our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percent of sales excluding fuel, decreased 33 basis points, 9 basis points and 13 basis points in 2007, 2006 and 2005, respectively. Excluding the effect of retail fuel operations and expenses recorded for legal reserves, our OG&A rate declined 16 basis points in 2006. The decrease in our OG&A rate in 2007, excluding the effect of retail fuel operations, was primarily the result of strong identical sales growth, increased productivity, and progress we have made in controlling our utility, health care and pension costs. These improvements were partially offset by increases in credit card fees.

  Rent Expense

        Rent expense was $644 million in 2007, as compared to $649 million and $661 million in 2006 and 2005, respectively. Rent expense, as a percent of sales, was 0.92% in 2007, as compared to 0.98% in 2006 and 1.09% in 2005. The decrease in rent expense, as a percent of sales, reflects our increasing sales and our continued emphasis on owning rather than leasing whenever possible.

  Depreciation and Amortization Expense

        Depreciation expense was $1,356 million, $1,272 million and $1,265 million for 2007, 2006 and 2005, respectively. The increases in depreciation and amortization expense were the result of capital expenditures totaling $2,060 million, $1,777 million and $1,306 million in 2007, 2006 and 2005, respectively. Depreciation and amortization expense, as a percent of sales, was 1.93%, 1.92% and 2.09% in 2007, 2006 and 2005, respectively. The increase in our depreciation and amortization expense compared to 2006, as a percent of sales, is due to an annual depreciation charge in both years with 2006 containing 53 weeks of sales due to the structure of our fiscal calendar. Excluding the effect of retail fuel operations, the decrease in our depreciation and amortization expense compared to 2005, as a percent of sales, is primarily the result of identical store sales increases.

  Interest Expense

        Net interest expense totaled $474 million, $488 million and $510 million for 2007, 2006 and 2005, respectively. The decrease in interest expense was the result of replacing borrowings with new borrowings at a lower interest rate. The average total debt balance in 2007 was comparable to both 2006 and 2005.

  Income Taxes

        Our effective income tax rate was 35.4%, 36.2% and 37.2% for 2007, 2006 and 2005, respectively. The effective tax rates for 2007 and 2006 differ from the expected federal statutory rate due to the resolution of certain tax issues and an adjustment of certain deferred tax balances, respectively. In addition, the effective income tax rates differ from the expected federal statutory rate in all years presented due to the effect of state taxes.

        During the third quarter of 2007, we resolved favorably certain tax issues. This resulted in a 2007 tax benefit of approximately $40 million and reduced our effective rate by 1.9%.

        In 2006, during the reconciliation of our deferred tax balances, and after the filing of our annual federal and state tax returns, we identified adjustments to be made in the previous years' deferred tax reconciliation. We corrected these deferred tax balances in our Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of our fiscal 2006 provision for income tax expense of approximately $21 million and reduced the rate by 1.2%. We do not believe these adjustments are material to our Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years' Consolidated Financial Statements. As a result, we have not restated any prior year amounts.

COMMON STOCK REPURCHASE PROGRAM

        We maintain stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common stock, from time to time. We made open market purchases totaling $1,151 million, $374 million and $239 million under these repurchase programs during fiscal 2007, 2006 and 2005, respectively. In addition to these repurchase programs, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $270 million, $259 million and $13 million under the stock option program during 2007, 2006 and 2005, respectively.

CAPITAL EXPENDITURES

        Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, totaled $2,060 million in 2007 compared to $1,777 million in 2006 and $1,306 million in 2005. The increase in capital spending in 2007 compared to 2006 and 2005 was the result of increasing our focus on remodels, merchandising and productivity projects. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2007	2006	2005
Beginning of year	2,468	2,507	2,532
Opened	23	20	28
Opened (relocation)	9	17	12
Acquired	38	1	1
Acquired (relocation)	1	—	—
Closed (operational)	(43)	(60)	(54)
Closed (relocation)	(10)	(17)	(12)

End of year	2,486	2,468	2,507

Total food store square footage (in millions)	145	142	142

CRITICAL ACCOUNTING POLICIES

        We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

        The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

        We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

  Self-Insurance Costs

        We primarily are self-insured for costs related to workers' compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through February 2, 2008. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

        For both workers' compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers' compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $3 million. General liability claims are not discounted.

        We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

        The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

  Impairments of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare discounted future cash flows to the asset's current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $24 million, $61 million, and $48 million in 2007, 2006 and 2005, respectively. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as "Operating, general and administrative" expense.

        The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different organizational level, could produce significantly different results.

  Goodwill

        We review goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. We perform reviews at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a division for purposes of identifying potential impairment. We base projected future cash flows on management's knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a division against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division's goodwill. We recognize goodwill impairment for any excess of the carrying value of the division's goodwill over the implied fair value. If actual results differ significantly from anticipated future results for certain reporting units, we would need to recognize an impairment loss for any excess of the carrying value of the division's goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2007, 2006 and 2005 are summarized in Note 2 to the Consolidated Financial Statements.

        The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, the economy and market competition.

  Intangible Assets

        In addition to goodwill, we have recorded intangible assets totaling $32 million, $24 million and $34 million for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively, at February 2, 2008. Balances at February 3, 2007, were $26 million, $22 million and $28 million for lease equities, liquor licenses and pharmacy prescription files, respectively. We amortize leasehold equities over the remaining life of the lease. We do not amortize owned liquor licenses, however, we amortize liquor licenses that must be renewed over their useful lives. We amortize pharmacy prescription file purchases over seven years. We consider these assets annually during our testing for impairment.

  Store Closing Costs

        We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

        We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

        We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in "Merchandise costs." We expense costs to transfer inventory and equipment from closed stores as they are incurred.

  Post-Retirement Benefit Plans

(a)
Company-sponsored Pension Plans

        We account for our pension plans using the recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 99, 106 and 132(R), which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income ("AOCI"), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized. We currently use a December 31 measurement date. Effective for 2008, the statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. We will adopt the measurement date change in fiscal 2008.

        The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 14 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 14 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

        The objective of our discount rate assumption is to reflect the rate at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rate as of year-end 2007 was to match the plan's cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be "settled" theoretically by "investing" them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 6.50% discount rate as of year-end 2007 represents the equivalent single rate under a broad-market AA yield curve constructed by an outside consultant. We utilized a discount rate of 5.90% for year-end 2006. The 60 basis point increase in the discount rate decreased the projected pension benefit obligation as of February 2, 2008, by approximately $184 million.

        To determine the expected return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2007 and 2006, we assumed a pension plan investment return rate of 8.5%. Our pension plan's average return was 8.5% for the 10 calendar years ended December 31, 2007, net of all investment management fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2007, on that same basis, was 9.5%. We believe the pension return assumption is appropriate because we expect that future returns will achieve the same level of performance as the historical average annual return. We have been advised that during 2008, the trustees plan to increase the allocation of non-core assets, including high yield debt securities, commodities, hedge funds and real estate from 42% to 52%. The trustees have also indicated that they plan to increase hedge funds within these sectors from 17% to 22% to augment risk and return. Collectively, these changes should improve the diversification of pension plan assets. The trustees have advised us that they expect these changes will have little effect on the total return but will reduce the expected volatility of the return. See Note 14 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

        Sensitivity to changes in the major assumptions used in the calculation of Kroger's pension plan liabilities for the Qualified Plans is illustrated below (in millions).

	Percentage Point Change	Projected Benefit Obligation Decrease/(Increase)	Expense Decrease/(Increase)
Discount Rate	+/- 1.0%	$263/$(320)	$27/$(27)
Expected Return on Assets	+/- 1.0%	—	$19/$(19)

        We contributed $52 million and $150 million to our Company-sponsored pension plans in 2007 and 2006, respectively. Although we are not required to make cash contributions to our Company-sponsored pension plans during fiscal 2008, contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. We expect any elective contributions made during 2008 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

        Net periodic benefit cost decreased in 2007 compared to 2006 and 2005 due to participants in the Cash Balance formula of the Consolidated Retirement Benefit Plan being moved to a 401(k) retirement savings account plan effective January 1, 2007. Participants under that formula continue to earn interest on prior contributions but no additional pay credits will be earned. The 401(k) retirement savings plan provides to eligible employees both matching contributions and automatic contributions from Kroger based on participant contributions, plan compensation, and length of service. We contributed and expensed $90 million to employee 401(k) retirement savings accounts in 2007.

(b)
Multi-Employer Plans

        We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

        We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $207 million in 2007, $204 million in 2006, and $196 million in 2005.

        Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2007. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger's contributions to the total of all contributions to these plans in a year as a way of assessing Kroger's "share" of the underfunding. As of December 31, 2007, we estimate that Kroger's share of the underfunding of multi-employer plans to which Kroger contributes was $500 million to $700 million, pre-tax, or $315 million to $440 million, after-tax. This represents a decrease in the amount of underfunding estimated as of December 31, 2006. This decrease is attributable to, among other things, the investment returns on assets held in trust for the plans during 2007. Our estimate is based on the best information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable. Our estimate is imprecise and not necessarily reliable.

        We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2007, our contributions to these plans increased approximately 1% over the prior year and have grown at a compound annual rate of approximately 5% since 2004. We expect our contributions to remain consistent subject to collective bargaining and capital market conditions. The projected contribution amounts in 2008 and beyond has been favorably affected by significant improvement in the values of assets held in trusts, by the labor agreements negotiated in recent years, and by related trustee actions. Although underfunding can result in the imposition of excise taxes on contributing employers, increased contributions or benefit reductions can reduce underfunding so that excise taxes are not triggered. Our estimate contemplates neither increased contributions or reduced benefits. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with SFAS No. 87, Employers' Accounting for Pensions.

        The amount of underfunding described above is an estimate and is disclosed for the purpose described. The amount could decline, and Kroger's future expense would be favorably affected, if the values of net assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger's share of the underfunding would increase and Kroger's future expense could be adversely affected if net asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

  Deferred Rent

        We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

  Uncertain Tax Positions

        Effective February 4, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("FIN No. 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which we have established an allowance, is audited and fully resolved. As of February 2, 2008, the Internal Revenue Service has concluded an examination for tax years 2002 through 2004.

        The assessment of our uncertain tax positions relies on the judgment of management to estimate the exposures associated with our various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to our Consolidated Statements of Operations.

        To the extent that we prevail in matters for which allowances have been established, or are required to pay amounts in excess of these allowances, our effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could require use of cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

  Share-Based Compensation Expense

        We account for share-based compensation expense in accordance with the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. Under this method, we recognize compensation expense for all share-based payments granted on or after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS No. 123(R). Under the fair value recognition provisions of SFAS No. 123(R), we recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Prior to January 29, 2006, we applied APB No. 25, and related interpretations, in accounting for our stock option plans and provided the pro-forma disclosures required by SFAS No. 123. APB No. 25 provided for recognition of compensation expense for employee stock awards based on the intrinsic value of the award on the grant date.

  Inventories

        Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% and 98% of inventories for 2007 and 2006, respectively, were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out ("FIFO") method. Replacement cost was higher than the carrying amount by $604 million at February 2, 2008, and by $450 million at February 3, 2007. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

        We follow item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

        We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

  Vendor Allowances

        We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $3.6 billion, $3.3 billion and $3.2 billion of vendor allowances as a reduction in merchandise costs in 2007, 2006 and 2005, respectively. We recognized more than 85% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flow Information

  Net cash provided by operating activities

        We generated $2,581 million of cash from operations in 2007 compared to $2,351 million in 2006 and $2,192 million in 2005. The increase in cash generated from operating activities was primarily due to strong operating results adjusted for non-cash expenses. In addition, changes in our operating assets and liabilities also affect the amount of cash provided by our operating activities. We realized a $163 million, $129 million and $121 million decrease in cash from changes in operating assets and liabilities in 2007, 2006 and 2005, respectively. The decrease in 2007 is primarily attributable to an increase in forward inventory buying activity. These amounts are also net of cash contributions to our Company-sponsored pension plans totaling $52 million in 2007, $150 million in 2006 and $300 million in 2005.

        The amount of cash paid for income taxes in 2007 was higher than the amounts paid in 2006 and 2005 due to higher net earnings.

  Net cash used by investing activities

        Cash used by investing activities was $2,218 million in 2007, compared to $1,587 million in 2006 and $1,279 million in 2005. The amount of cash used by investing activities increased in 2007 compared to 2006 and 2005 due primarily to higher capital spending and payments for two acquisitions. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $2,060 million, $1,777 million and $1,306 million in 2007, 2006 and 2005, respectively. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

  Net cash used by financing activities

        Financing activities used $310 million of cash in 2007 compared to $785 million in 2006 and $847 million in 2005. The decrease in the amount of cash used was primarily a result of proceeds received from the issuance of long term-debt, offset by greater stock repurchases and dividends paid. We repurchased $1,421 million of Kroger stock in 2007 compared to $633 million in 2006 and $252 million in 2005. We paid dividends totaling $202 million in 2007 compared to $140 million in 2006.

  Debt Management

        Total debt, including both the current and long-term portions of capital leases and financing obligations, increased $1,062 million to $8.1 billion as of year-end 2007 from $7.1 billion as of year-end 2006. Total debt decreased $173 million to $7.1 billion as of year-end 2006 from $7.2 billion as of year-end 2005. The increases in 2007, compared to 2006, resulted from the issuance of $600 million of senior notes bearing an interest rate of 6.4%, $750 million of senior notes bearing an interest rate of 6.15% and borrowings under the bank credit facility in 2007, offset by the repayment of $200 million of senior notes bearing an interest rate of 7.65% and $300 million of senior notes bearing an interest rate of 7.80% that came due in 2007. The decreases in 2006, compared to 2005, were primarily the result of using cash flow from operations to reduce outstanding debt.

        Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133 Accounting for Derivative Investments and Hedging Activities, as amended. We had prefunded employee benefit costs of $300 million at year-end 2007, 2006 and 2005. The mark-to-market adjustments increased the carrying value of our debt by $44 million and $18 million as of year-end 2007 and 2006.

  Factors Affecting Liquidity

        We currently borrow on a daily basis approximately $250 million under our F2/P2/A3 rated commercial paper ("CP") program. These borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. We have capacity available under our credit facility to backstop all CP amounts outstanding. If our credit rating declines below its current level of BBB/ Baa2/BBB-, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days). Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio.

        Our credit facility also requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our "financial covenants"). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

•
Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facility) was 8.25 to 1 as of February 2, 2008. Although our current borrowing rate is determined based on our Applicable Percentage Ratio, under certain circumstances that borrowing rate could be determined by reference to our credit ratings.

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Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.19 to 1 as of February 2, 2008. If this ratio exceeded 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

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Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 3.94 to 1 as of February 2, 2008. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

        Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2007.

        The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of February 2, 2008 (in millions of dollars):

	2008	2009	2010	2011	2012	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt	$1,564	$402	$555	$527	$1,400	$3,191	$7,639
Interest on long-term debt (3)	435	392	339	309	272	2,035	3,782
Capital lease obligations	54	53	51	55	46	237	496
Operating lease obligations	774	736	693	630	578	3,459	6,870
Low-income housing obligations	8	—	—	—	—	—	8
Financed lease obligations	13	13	13	13	13	177	242
Self-insurance liability (4)	183	117	73	45	23	29	470
Construction commitments	124	—	—	—	—	—	124
Purchase obligations	361	79	49	30	19	22	560

Total	$3,516	$1,792	$1,773	$1,609	$2,351	$9,150	$20,191

Other Commercial Commitments
Credit facility	$570	$—	$—	$—	$—	$—	$570
Standby letters of credit	366	—	—	—	—	—	366
Surety bonds	118	—	—	—	—	—	118
Guarantees	16	—	—	—	—	—	16

Total	$1,070	$—	$—	$—	$—	$—	$1,070

(1)
The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $76 million in 2007. This table also excludes contributions under various multi-employer pension plans, which totaled $207 million in 2007.

(2)
We adopted FIN 48 on February 4, 2007. See Note 4 to our Consolidated Financial Statements for the adoption of FIN 48. The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)
Amounts include contractual interest payments using the interest rate as of February 2, 2008 applicable to our variable interest debt instruments, excluding commercial paper borrowings due to the short-term nature of these borrowings, and stated fixed and swapped interest rates for all other debt instruments.

(4)
The amounts included in the contractual obligations table for self-insurance liability have been stated on a present value basis.

        Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

        Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

        As of February 2, 2008, we maintained a $2.5 billion, five-year revolving credit facility that, unless extended, terminates in 2011. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained four money market lines totaling $125 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 2, 2008, we had net outstanding commercial paper and borrowings under our credit agreement totaling $345 and $225 million, respectively, that reduced amounts available under our credit agreement and had no borrowings under the money market lines. The outstanding letters of credit that reduced the funds available under our credit agreement totaled $355 million as of February 2, 2008.

        In addition to the available credit mentioned above, as of February 2, 2008, we had available for issuance $1,250 million of securities under a shelf registration statement filed with the SEC and effective on December 20, 2007.

        We also maintain surety bonds related primarily to our self-insured workers compensation claims. These bonds are required by most states in which we are self-insured for workers' compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

        Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of our subsidiaries. See Note 17 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate entities in which we have 50% membership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7 million. Based on the covenants underlying this indebtedness as of February 2, 2008, it is unlikely that we will be responsible for repayment of these obligations. We have also agreed to guarantee, up to $10 million, the indebtedness of an entity of which we have 25% membership interest. The guarantee is collateralized by inventory of the entity. Our share of the responsibility, as of February 2, 2008, should the entity be unable to meet its obligations, totals approximately $9 million and is collateralized by $8 million of inventory located in our stores.

        We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund withdrawal liabilities.

        In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger's aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

RECENTLY ADOPTED ACCOUNTING STANDARDS

        Effective February 4, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("FIN No. 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The effect of adoption was to increase retained earnings by $4 million and to decrease our accrual for uncertain tax positions by a corresponding amount. Additionally, we decreased goodwill and accrual for uncertain tax positions by $72 million to reflect the measurement under the rules of FIN No. 48 of an uncertain tax position related to previous business combinations.

        As of adoption, the total amount of unrecognized tax benefits for uncertain tax positions, including positions affecting only the timing of tax benefits, was $694 million. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $119 million.

        To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense in our Condensed Consolidated Statements of Operations. This accounting policy election is a continuation of our historical policy. As of February 4, 2007, the amount of accrued interest and penalties included on the Condensed Consolidated Balance Sheets was $118 million.

        The IRS concluded a field examination of our 2002 – 2004 U.S. tax returns during the third quarter of 2007. An examination of our 1999 – 2001 U.S. tax returns was completed in 2005. We contested two issues at the appellate level of the IRS. One of the issues was resolved in the third quarter of 2007 and we anticipate that the remaining issue may be resolved within the next 12 months. In the opinion of management, the ultimate disposition of the item noted above will not have a significant effect on our consolidated financial position, liquidity, or results of operations. Additionally, we have a case in the U.S. Tax Court. A decision on this case is not expected within the next 12 months. In connection with this case, we have extended the statute of limitations on our tax years after 1991.

        As a result of settlements with taxing authorities during the third quarter, we reclassified unrecognized tax benefits of $168 million from other long-term liabilities to deferred income taxes and accrued taxes payable.

        Effective February 3, 2007, we adopted the recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 99, 106 and 132(R), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income ("AOCI"). We currently use a December 31 measurement date. Effective for 2008, the statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. We will adopt the measurement date change in fiscal 2008.

        Effective January 29, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective method. Under this method, we recognize compensation expense for all share-based awards granted prior to, but not yet vested as of, January 29, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For all share-based awards granted on or after January 29, 2006, we recognize compensation expense based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

RECENTLY ISSUED ACCOUNTING STANDARDS

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurement. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 will become effective for our fiscal year beginning February 3, 2008. We are evaluating the effect the implementation of SFAS No. 157 will have on our Consolidated Financial Statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. SFAS No. 159 will become effective for our fiscal year beginning February 3, 2008. We are currently evaluating the effect the adoption of SFAS No. 159 will have on our Consolidated Financial Statements.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS No. 160 will require the consolidation of noncontrolling interests as a component of equity. SFAS No. 160 will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of SFAS No. 160 will have on our Consolidated Financial Statements.

        In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R further expands the definitions of a business and the fair value measurement and reporting in a business combination. SFAS No. 141R will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of SFAS No. 141R will have on our Consolidated Financial Statements.

        In March 2007, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures on an entity's derivative and hedging activities. SFAS No. 161 will become effective for our fiscal year beginning February 1, 2009. We are currently evaluating the effect the adoption of SFAS No. 161 will have on our Consolidated Financial Statements.

OUTLOOK

        This discussion and analysis contains certain forward-looking statements about Kroger's future performance. These statements are based on management's assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as "comfortable," "committed," "will," "expect," "goal," "should," "intend," "target," "believe," "anticipate," and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

        Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

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We expect earnings per share in the range of $1.83-$1.90 for 2008. This represents earnings per share growth of approximately 8%-12% in 2008.

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We anticipate earnings per share growth rates in the 1st and 4th quarters of 2008 will be higher than the annual growth rate, and the 3rd quarter will be lower than the annual growth rate.

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We expect identical food store sales growth, excluding fuel sales, of 3%-5% in 2008.

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In 2008, we will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service with operating cost reductions to provide a better shopping experience for our customers. We expect non-fuel operating margins to improve slightly in 2008.

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In 2008, we expect the LIFO charge to be consistent with 2007.

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We plan to use free cash flow to repurchase stock and pay cash dividends.

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We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

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Capital expenditures reflect our strategy of growth through expansion, as well as focusing on productivity increase from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investment for 2008 to be in the range of $2.0-$2.2 billion, excluding acquisitions. Total food store square footage is expected to grow approximately 2.0%-2.5% before acquisitions and operational closings.

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Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

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We expect that our OG&A results will be affected by increased costs, such as higher energy costs, pension costs and credit card fees, as well as any potential future labor disputes, offset by improved productivity from process changes, cost savings negotiated in recently completed labor agreements and leverage gained through sales increases.

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We expect that our effective tax rate for 2008 will be approximately 38%.

•
We expect rent expense, as a percent of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

•
We believe that in 2008 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

•
Although we are not required to make cash contributions to our Company-sponsored pension plans during fiscal 2008, contributions may be made if our cash flows from operations exceed our expectations or if required under the Pension Protection Act to limit any benefit restrictions. We expect any elective contributions made during 2008 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. In addition, we expect to contribute and expense $100 million in 2008 to the 401(k) Retirement Savings Account Plan.

•
We expect our contributions to multi-employer pension plans to remain consistent in 2008 subject to collective bargaining and capital market conditions. In 2007, we contributed $207 million to multi-employer pension plans.

•
In 2007, we recognized $6 million of expense from the credit extended to customers through our company branded credit cards. This credit portfolio has an above average credit score. We do not anticipate a material change to this expense in 2008.

•
If actual results differ significantly from anticipated future results for certain reporting units, an impairment loss for any excess of the carrying value of the division's goodwill over the implied fair value would need to be recognized.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

•
We have various labor agreements expiring in 2008, covering associates in Columbus, Indianapolis, Las Vegas, Louisville, Nashville, Phoenix and Portland. In all of these store contracts, rising health care and pension costs will continue to be an important issue in negotiations. A prolonged work stoppage affecting a substantial number of locations could have a material effect on our results.

•
Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; trends in consumer spending; stock repurchases; and the success of our future growth plans.

•
In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our "sister stores" (new stores opened in close proximity to an existing store) and reductions in retail pricing.

•
Our operating margins, without fuel, could fail to improve as expected if we are unsuccessful at containing our operating costs.

•
We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as in material litigation facing Kroger, and believe we have made adequate provisions for them where it is reasonably possible to estimate and where we believe an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

•
Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

•
Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

•
Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

•
Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

•
The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the savings rate, plan compensation, and length of service of participants.

•
We believe the multi-employer pension funds to which we contribute are substantially underfunded. Should asset values in these funds deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

•
The grocery retail industry continues to experience fierce competition from other traditional food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained profitable growth are considerable, unanticipated actions of competitors could adversely affect our sales.

•
Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

•
Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

•
Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expenses as a percent of sales.

•
Our ability to integrate any companies we acquire or have acquired, and achieve operating improvements at those companies, will affect our operations.

•
Our capital expenditures, expected square footage growth, and number of store projects completed during the year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted or if our logistics and technology projects are not completed in the time frame expected or on budget.

•
Interest expense could be adversely affected by the interest rate environment, changes in the Company's credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

•
Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

•
Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings will suffer.

        Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners' equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 2, 2008 and February 3, 2007, and the results of their operations and their cash flows for each of the three years in the period ended February 2, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 2, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing on page A-1 of this Annual Report. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        As discussed in Note 15 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of February 4, 2007, the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, as of February 3, 2007 and the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 29, 2006.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
April 1, 2008

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(In millions, except par value)	February 2, 2008	February 3, 2007

ASSETS
Current assets
Cash and temporary cash investments	$242	$189
Deposits in-transit	676	614
Receivables	786	778
FIFO Inventory	5,459	5,059
LIFO credit	(604)	(450)
Prefunded employee benefits	300	300
Prepaid and other current assets	255	265
Total current assets	7,114	6,755
Property, plant and equipment, net	12,498	11,779
Goodwill	2,144	2,192
Other assets	543	489

Total Assets	$22,299	$21,215

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,592	$906
Accounts payable	4,050	3,804
Accrued salaries and wages	815	796
Deferred income taxes	239	268
Other current liabilities	1,993	1,807

Total current liabilities	8,689	7,581
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	6,485	6,136
Adjustment to reflect fair value interest rate hedges	44	18

Long-term debt including obligations under capital leases and financing obligations	6,529	6,154
Deferred income taxes	367	722
Other long-term liabilities	1,800	1,835

Total Liabilities	17,385	16,292

Commitments and Contingencies (See Note 11)
SHAREOWNERS' EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 947 shares issued in 2007 and 937 shares issued in 2006	947	937
Additional paid-in capital	3,031	2,755
Accumulated other comprehensive loss	(122)	(259)
Accumulated earnings	6,480	5,501
Common stock in treasury, at cost, 284 shares in 2007 and 232 shares in 2006	(5,422)	(4,011)

Total Shareowners' Equity	4,914	4,923

Total Liabilities and Shareowners' Equity	$22,299	$21,215

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended February 2, 2008, February 3, 2007, and January 28, 2006

(In millions, except per share amounts)	2007 (52 weeks)	2006 (53 weeks)	2005 (52 weeks)

Sales	$70,235	$66,111	$60,553
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	53,779	50,115	45,565
Operating, general and administrative	12,155	11,839	11,027
Rent	644	649	661
Depreciation and amortization	1,356	1,272	1,265

Operating Profit	2,301	2,236	2,035
Interest expense	474	488	510

Earnings before income tax expense	1,827	1,748	1,525
Income tax expense	646	633	567

Net earnings	$1,181	$1,115	$958

Net earnings per basic common share	$1.71	$1.56	$1.32

Average number of common shares used in basic calculation	690	715	724
Net earnings per diluted common share	$1.69	$1.54	$1.31
Average number of common shares used in diluted calculation	698	723	731

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended February 2, 2008, February 3, 2007 and January 28, 2006

(In millions)	2007 (52 weeks)	2006 (53 weeks)	2005 (52 weeks)

Cash Flows From Operating Activities:
Net earnings	$1,181	$1,115	$958
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,356	1,272	1,265
LIFO charge	154	50	27
Stock-based employee compensation	87	72	7
Expense for Company-sponsored pension plans	67	161	138
Deferred income taxes	(86)	(60)	(63)
Other	37	20	39
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(62)	(125)	18
Inventories	(383)	(173)	(157)
Receivables	(17)	(90)	(19)
Prepaid expenses	3	(43)	31
Accounts payable	185	256	(80)
Accrued expenses	156	98	155
Income taxes receivable (payable)	43	(4)	200
Contribution to Company-sponsored pension plans	(52)	(150)	(300)
Other	(88)	(48)	(27)

Net cash provided by operating activities	2,581	2,351	2,192

Cash Flows From Investing Activities:
Payments for capital expenditures	(2,126)	(1,683)	(1,306)
Proceeds from sale of assets	49	143	69
Payments for acquisitions	(90)	—	—
Other	(51)	(47)	(42)

Net cash used by investing activities	(2,218)	(1,587)	(1,279)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	1,372	10	14
Proceeds from lease-financing transactions	8	15	76
Payments on long-term debt	(560)	(556)	(103)
Borrowings (payments) on bank revolver	218	352	(694)
Excess tax benefits on stock-based awards	36	38	—
Proceeds from issuance of capital stock	188	168	78
Treasury stock purchases	(1,421)	(633)	(252)
Dividends paid	(202)	(140)	—
Increase in book overdrafts	61	1	35
Other	(10)	(40)	(1)

Net cash used by financing activities	(310)	(785)	(847)

Net increase (decrease) in cash and temporary cash investments	53	(21)	66
Cash and temporary cash investments:
Beginning of year	189	210	144
End of year	$242	$189	$210

Reconciliation of capital expenditures:
Payments for capital expenditures	$(2,126)	$(1,683)	$(1,306)
Changes in construction-in-progress payables	66	(94)	—

Total capital expenditures	$(2,060)	$(1,777)	$(1,306)

Disclosure of cash flow information:
Cash paid during the year for interest	$477	$514	$511
Cash paid during the year for income taxes	$640	$615	$431

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY

Years Ended February 2, 2008, February 3, 2007 and January 28, 2006

	Common Stock			Treasury Stock		Accumulated Other Comprehensive Gain (Loss)
			Additional Paid-In Capital				Accumulated Earnings
(In millions)	Shares	Amount		Shares	Amount			Total

Balances at January 29, 2005	918	$918	$2,432	190	$(3,149)	$(202)	$3,620	$3,619
Issuance of common stock:
Stock options and warrants exercised	8	8	57	—	—	—	—	65
Restricted stock issued	1	1	13	—	—	—	—	14
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	14	(239)	—	—	(239)
Stock options and restricted stock exchanged	—	—	—	—	(15)	—	—	(15)
Tax benefits from exercise of stock options and warrants	—	—	34	—	—	—	—	34
Other comprehensive loss, net of income tax of $26	—	—	—	—	—	(41)	—	(41)
Other	—	—	—	—	—	—	(5)	(5)
Net earnings	—	—	—	—	—	—	958	958

Balances at January 28, 2006	927	927	2,536	204	(3,403)	(243)	4,573	4,390
Issuance of common stock:
Stock options and warrants exercised	9	9	95	(1)	30	—	—	134
Restricted stock issued	1	1	13	—	(5)	—	—	9
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(374)	—	—	(374)
Stock options and restricted stock exchanged	—	—	—	11	(259)	—	—	(259)
Tax benefits from exercise of stock options and warrants	—	—	39	—	—	—	—	39
Share-based employee compensation	—	—	72	—	—	—	—	72
Other comprehensive gain net of income tax of $(63)	—	—	—	—	—	102	—	102
SFAS No. 158 adjustment net of income tax of $71	—	—	—	—	—	(120)	—	(120)
Other	—	—	—	—	—	2	—	2
Cash dividends declared ($0.26 per common share)	—	—	—	—	—	—	(187)	(187)
Net earnings	—	—	—	—	—	—	1,115	1,115

Balances at February 3, 2007	937	937	2,755	232	(4,011)	(259)	5,501	4,923
Issuance of common stock:
Stock options and warrants exercised	10	10	175	—	3	—	—	188
Restricted stock issued	—	—	(25)	(1)	11	—	—	(14)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	43	(1,151)	—	—	(1,151)
Stock options and restricted stock exchanged	—	—	—	10	(270)	—	—	(270)
Tax benefits from exercise of stock options	—	—	35	—	—	—	—	35
Share-based employee compensation	—	—	87	—	—	—	—	87
Other comprehensive gain net of income tax of $(82)	—	—	—	—	—	137	—	137
Other	—	—	4	—	(4)	—	4	4
Cash dividends declared ($0.30 per common share)	—	—	—	—	—	—	(206)	(206)
Net earnings	—	—	—	—	—	—	1,181	1,181

Balances at February 2, 2008	947	$947	$3,031	284	$(5,422)	$(122)	$6,480	$4,914

Comprehensive income:

	2007	2006	2005
Net earnings	$1,181	$1,115	$958
Realized loss on hedging activities, net of income tax of $1	(2)	—	—
Unrealized gain (loss) on hedging activities, net of income tax of $12 in 2007, $(5) in 2006 and $(1) in 2005	(19)	7	1
Additional minimum pension liability adjustment, net of income tax of $(58) in 2006 and $26 in 2005	—	95	(42)
Change in pensions and other postretirement defined benefit plans, net of income tax of $(95)	158	—	—

Comprehensive income	$1,318	$1,217	$917

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1.    ACCOUNTING POLICIES

        The following is a summary of the significant accounting policies followed in preparing these financial statements.

  Description of Business, Basis of Presentation and Principles of Consolidation

        The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of February 2, 2008, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

  Fiscal Year

        The Company's fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ended February 2, 2008, the 53-week period ended February 3, 2007, and the 52-week period ended January 28, 2006.

  Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

  Cash and temporary cash investments

        Cash and temporary cash investments represent store cash, escrow deposits and Euros held to settle Euro-denominated contracts. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation, the Company valued its carrying amount of Euros at the spot rate as of February 2, 2008.

  Inventories

        Inventories are stated at the lower of cost (principally on a last-in, first-out "LIFO" basis) or market. In total, approximately 97% and 98% of inventories for 2007 and 2006, respectively, were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out ("FIFO") method. Replacement cost was higher than the carrying amount by $604 at February 2, 2008 and $450 at February 3, 2007. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company's supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

        The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,356 in 2007, $1,272 in 2006 and $1,265 in 2005.

        Interest costs on significant projects constructed for the Company's own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

  Deferred Rent

        The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company's Consolidated Balance Sheets.

  Goodwill

        The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management's knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division's goodwill. Goodwill impairment is recognized for any excess of the carrying value of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the division's goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2007, 2006 and 2005 are summarized in Note 2 to the Consolidated Financial Statements.

  Intangible Assets

        In addition to goodwill, the Company has recorded intangible assets totaling $32, $24 and $34 for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively at February 2, 2008. Balances at February 3, 2007 were $26, $22 and $28 for leasehold equities, liquor licenses and pharmacy prescription files, respectively. Leasehold equities are amortized over the remaining life of the lease. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful lives. Pharmacy prescription file purchases are amortized over seven years. These assets are considered annually during the Company's testing for impairment.

  Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset's current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $24, $61 and $48 in 2007, 2006 and 2005, respectively. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as "Operating, general and administrative" expense.

  Store Closing Costs

        All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

        Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company's policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in "Merchandise costs." Costs to transfer inventory and equipment from closed stores are expensed as incurred.

        The following table summarizes accrual activity for future lease obligations of stores closed that were closed in the normal course of business and locations closed in California prior to the Fred Meyer merger in 1999.

Future Lease Obligations
Balance at January 28, 2006	$127
Additions	9
Payments	(20)
Adjustments	(27)

Balance at February 3, 2007	89
Additions	8
Payments	(16)
Adjustments	(7)

Balance at February 2, 2008	$74

  Interest Rate Risk Management

        The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company's current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

  Commodity Price Protection

        The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company's current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

  Benefit Plans

        Effective February 3, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

amendment of FASB Statements No. 87, 99, 106 and 132(R), which required the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are now required to be recorded as a component of Accumulated Other Comprehensive Income ("AOCI"). The Company currently uses a December 31 measurement date. Effective for 2008, the statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The Company will adopt the measurement date change in fiscal 2008.

        The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 14 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

        The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 14 for additional information regarding the Company's benefit plans.

  Stock Option Plans

        Effective January 29, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method, and therefore, has not restated results for prior periods. Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006, in accordance with SFAS No. 123(R). Under the fair value recognition provisions of SFAS No. 123(R), the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based payments under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and the disclosure provisions of SFAS No. 123. The Company elected the alternative transition method for calculating windfall tax benefits available as of the adoption of SFAS No. 123(R). For further information regarding the adoption of SFAS No. 123(R), see Note 10 to the Consolidated Financial Statements.

  Deferred Income Taxes

        Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

  Uncertain Tax Positions

        Effective February 4, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 ("FIN No. 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        Various taxing authorities periodically audit the Company's income tax returns. These audits include questions regarding the Company's tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of February 2, 2008, the Internal Revenue Service has concluded an examination for tax years 2002 through 2004.

        The assessment of the Company's tax position relies on the judgment of management to estimate the exposures associated with the Company's various filing positions.

  Self-Insurance Costs

        The Company primarily is self-insured for costs related to workers' compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers' compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

        The following table summarizes the changes in the Company's self-insurance liability through February 2, 2008.

	2007	2006	2005
Beginning balance	$440	$445	$440
Expense	215	196	198
Claim payments	(185)	(201)	(193)

Ending balance	470	440	445
Less current portion	(183)	(165)	(179)

Long-term portion	$287	$275	$266

        The current portion of the self-insured liability is included in "Other accrued liabilities", and the long-term portion is included in "Other long-term liabilities" in the Consolidated Balance Sheets.

        The Company is also similarly self-insured for property-related losses. The Company has purchased stop-loss coverage to limit its exposure to losses in excess of $25 on a per claim basis, except in the case of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

an earthquake, for which stop-loss coverage is in excess of $50 per claim, up to $200 per claim in California and $300 outside of California.

  Revenue Recognition

        Revenues from the sale of products are recognized at the point of sale of the Company's products. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Pharmacy sales are recorded when provided to the customer. Sales taxes are not recorded as a component of sales. The Company does not recognize a sale when it sells gift cards and gift certificates. Rather, a sale is recognized when the gift card or gift certificate is redeemed to purchase the Company's products.

  Merchandise Costs

        The "Merchandise costs" line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the "Merchandise costs" line item; however, purchasing management salaries and administration costs are included in the "Operating, general, and administrative" line item along with most of the Company's other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

        Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

        The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company's approach is to include in the "Merchandise costs" line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

        The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

  Advertising Costs

        The Company's advertising costs are recognized in the periods the related expenses are incurred and are included in the "Merchandise costs" line item of the Consolidated Statements of Operations. The Company's pre-tax advertising costs totaled $506 in 2007, $508 in 2006 and $498 in 2005. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

  Deposits In-Transit

        Deposits in-transit generally represent funds deposited to the Company's bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access.

  Consolidated Statements of Cash Flows

        For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $661, $600 and $596 as of February 2, 2008, February 3, 2007, and January 28, 2006, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

  Segments

        The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company's retail operations, which represent substantially all of the Company's consolidated sales, are its only reportable segment. All of the Company's operations are domestic.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2.    GOODWILL

        The annual evaluation of goodwill performed during the fourth quarter of 2007, 2006 and 2005 did not result in impairment.

        The following table summarizes the changes in the Company's net goodwill balance through February 2, 2008.

Goodwill
Balance at January 29, 2005	$2,191
Goodwill recorded	—
Purchase accounting adjustments	1

Balance at January 28, 2006	2,192
Goodwill recorded	—
Purchase accounting adjustments	—

Balance at February 3, 2007	2,192
Goodwill recorded	23
Effect of FIN 48 adoption	(71)

Balance at February 2, 2008	$2,144

        In the second quarter of 2007, the Company completed acquisitions of 18 Scott's retail food stores in Northeast Indiana and 20 Farmer Jack retail food stores in Michigan for approximately $86. The transactions were recorded using the purchase method of accounting. Assets and liabilities were recorded based on fair values with the purchase prices being primarily allocated to inventory, property, plant and equipment and goodwill. The results of operations are included in the Company's Consolidated Financial Statements since the date of acquisition.

        The proforma effects of these acquisitions are not material to previously reported results.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3.    PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net consists of:

	2007	2006
Land	$1,779	$1,690
Buildings and land improvements	5,875	5,402
Equipment	8,620	8,255
Leasehold improvements	4,626	4,221
Construction-in-progress	965	822
Leased property under capital leases and financing obligations	571	592

Total property, plant and equipment	22,436	20,982
Accumulated depreciation and amortization	(9,938)	(9,203)

Property, plant and equipment, net	$12,498	$11,779

        Accumulated depreciation for leased property under capital leases was $286 at February 2, 2008, and $288 at February 3, 2007.

        Approximately $540 and $566, original cost, of Property, Plant and Equipment collateralized certain mortgages at February 2, 2008, and February 3, 2007, respectively.

4.    TAXES BASED ON INCOME

        The provision for taxes based on income consists of:

	2007	2006	2005
Federal
Current	$661	$652	$609
Deferred	(62)	(52)	(79)

	599	600	530
State and local
Current	71	55	42
Deferred	(24)	(22)	(5)

	47	33	37

Total	$646	$633	$567

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        A reconciliation of the statutory federal rate and the effective rate follows:

	2007	2006	2005
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.7%	1.9%	1.6%
Favorable resolution of issues	(1.9)%	—	—
Deferred tax adjustment	—	(1.2)%	—
Other changes, net	0.6%	0.5%	0.6%

	35.4%	36.2%	37.2%

        During the third quarter of 2007, the Company resolved favorably certain tax issues. This resulted in a 2007 tax benefit of approximately $40.

        In 2006, during the reconciliation of the Company's deferred tax balances, after the filing of annual federal and state tax returns, the Company identified adjustments to be made in the prior years' deferred tax reconciliation. These deferred tax balances were corrected in the Company's Consolidated Financial Statements for the year ended February 3, 2007, which resulted in a reduction of the Company's 2006 provision for income tax expense of approximately $21. The Company does not believe these adjustments are material to its Consolidated Financial Statements for the year ended February 3, 2007, or to any prior years' Consolidated Financial Statements. As a result, the Company has not restated any prior year amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The tax effects of significant temporary differences that comprise tax balances were as follows:

	2007	2006
Current deferred tax assets:
Net operating loss carryforwards	$16	$17
Compensation related costs	53	32
Other	8	4

Total current deferred tax assets	77	53
Current deferred tax liabilities:
Insurance related costs	(104)	(109)
Inventory related costs	(212)	(212)

Total current deferred tax liabilities	(316)	(321)

Current deferred taxes	$(239)	$(268)

Long-term deferred tax assets:
Compensation related costs	$268	$332
Lease accounting	102	122
Closed store reserves	68	68
Insurance related costs	64	39
Net operating loss carryforwards	35	29
Other	23	3

Long-term deferred tax assets, net	560	593
Long-term deferred tax liabilities:
Depreciation	(926)	(1,114)
Other	(1)	(201)

Total long-term deferred tax liabilities	(927)	(1,315)

Long-term deferred taxes	$(367)	$(722)

        Long-term deferred taxes have decreased compared to 2006 due to the classification of temporary differences on a basis consistent with FIN No. 48. The result was a reclassification of approximately $500 as of the date of adoption.

        At February 2, 2008, the Company had net operating loss carryforwards for federal income tax purposes of $22 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $598 that expire from 2008 through 2028. The utilization of certain of the Company's net operating loss carryforwards may be limited in a given year.

        At February 2, 2008, the Company had state credits of $31 that expire from 2008 through 2021. The utilization of certain of the Company's credits may be limited in a given year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes on February 4, 2007. As of adoption, the total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $694. A reconciliation of the beginning and ending amount of unrecognized tax benefits is a follows:

2007
Balance as of February 4, 2007	$694
Additions based on tax positions related to the current year	49
Reductions based on tax positions related to the current year	(32)
Additions for tax positions of prior years	11
Reductions for tax positions of prior years	(162)
Settlements	(90)
Reductions due to lapse of statute of limitations	(1)

Balance as of February 2, 2008	$469

        The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

        As February 2, 2008, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $120.

        To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the year ended February 2, 2008, the Company recognized approximately $(11) in interest and penalties. The Company had accrued approximately $101 and $118 for the payment of interest and penalties as of February 2, 2008 and February 3, 2007, respectively.

        The IRS concluded a field examination of the Company's 2002 — 2004 U.S. tax returns during the third quarter of 2007. An examination of the Company's 1999 — 2001 U.S. tax returns was completed in 2005. The Company contested two issues at the appellate level of the IRS. One of the issues was resolved in the third quarter of 2007 and we anticipate that the remaining issue may be resolved within the next 12 months. In the opinion of management, the ultimate disposition of the item noted above will not have a significant effect on our consolidated financial position, liquidity, or results of operations. Additionally, the Company has a case in the U.S. Tax Court. A decision on this case is not expected within the next 12 months. In connection with this case, the Company has extended the statute of limitations on our tax years after 1991 and those years remain open to examination. States have a limited time frame to review and adjust federal audit changes reported. Assessments made and refunds allowed are generally limited to the federal audit changes reported.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

5.    DEBT OBLIGATIONS

        Long-term debt consists of:

	2007	2006
Credit facility	$570	$352
4.95% to 9.20% Senior notes and debentures due through 2031	6,766	5,916
5.00% to 9.95% mortgages due in varying amounts through 2034	166	169
Other	137	144

Total debt	7,639	6,581
Less current portion	(1,564)	(878)

Total long-term debt	$6,075	$5,703

        In 2007, the Company issued $600 of senior notes bearing an interest rate of 6.4% due in 2017 and $750 of senior notes bearing an interest rate of 6.15% due in 2020.

        As of February 2, 2008, the Company had a $2,500 Five-Year Credit Agreement maturing in 2011, unless earlier terminated by the Company. Borrowings under the credit agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of JP Morgan Chase Bank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an applicable margin. In addition, the Company pays a facility fee in connection with the credit agreement. Both the applicable margin and the facility fee vary based upon the Company's achievement of a financial ratio or credit rating. At February 2, 2008, the applicable margin was 0.19%, and the facility fee was 0.06%. The credit facility contains covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreement in whole or in part, at any time, without a prepayment penalty. As of February 2, 2008, the Company had $570 outstanding under the credit agreement including borrowings totaling $345 under its P2/F2/A3 rated commercial paper program. Any borrowings under this program are backed by the Company's credit facility and reduce the amount available under the credit facility. The weighted average interest rate on the amounts outstanding under the credit agreement was 3.69% at February 2, 2008.

        At February 2, 2008, the Company also maintains four money market lines totaling $125 in the aggregate. In addition to credit agreement borrowings, borrowings under the money market lines and some outstanding letters of credit reduce funds available under the Company's credit agreement. The Company had no borrowings under the money market lines at February 2, 2008. The outstanding letters of credit that reduce funds available under the Company's credit agreement totaled $355 as of February 2, 2008.

        Most of the Company's outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

        The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2007, and for the years subsequent to 2007 are:

2008	$1,564
2009	402
2010	555
2011	527
2012	1,400
Thereafter	3,191

Total debt	$7,639

6.    FINANCIAL INSTRUMENTS

  Interest Rate Risk Management

        The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company's derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as "cash flow" hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as "fair value" hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

        The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

        The Company's current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 million or less,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

        Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. These guidelines may change as the Company's needs dictate.

        The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of February 2, 2008, and February 3, 2007.

	2007		2006
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional amount	$1,050	$—	$1,050	$—
Duration in years	2.07	—	3.08	—
Average variable rate	5.97%	—	8.07%	—
Average fixed rate	6.74%	—	6.74%	—

        In addition to the interest rate swaps noted above, in 2005 the Company entered into three forward-starting interest rate swap agreements with a notional amount totaling $750. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock into fixed interest rates on forecasted issuances of debt in 2007 and 2008. In 2007, the Company terminated two of these forward-starting interest rate swaps with a notional amount of $500. The unamortized payment and proceeds on the two terminated forward-starting interest rate swaps have been recorded net of tax in other comprehensive income and will be amortized to earnings as the payments of interest to which the hedge relates are made. The one remaining forward-starting interest rate swap as of February 2, 2008 has a ten-year term with an interest rate of 5.11%.

  Commodity Price Protection

        The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

        Some of the product the Company purchases is shipped in corrugated cardboard packaging. The corrugated cardboard is sold when it is economical to do so. As of February 2, 2008, the Company maintained three derivative instruments to manage exposure to changes in corrugated cardboard prices. These derivatives have a three-year term. The instruments do not qualify for hedge accounting, in accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. Accordingly, changes in the fair value of these instruments are marked-to-market in the Company's Consolidated Statements of Operations as operating, general and administrative ("OG&A") expenses. As of February 2, 2008, an accrued liability totaling $1 had been recorded to reflect the fair value of these instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

  Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

        The carrying amounts of these items approximated fair value.

  Long-term Investments

        The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate.

  Long-term Debt

        The fair value of the Company's long-term debt, including the current portion thereof and excluding borrowings under the credit facility, was estimated based on the quoted market price for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying values of long-term debt outstanding under the Company's credit facility approximated fair value.

  Interest Rate Protection Agreements

        The fair value of these agreements was based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The estimated fair values of the Company's financial instruments are as follows:

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash and temporary cash investments	$242	$242	$189	$189
Store deposits in-transit	$676	$676	$614	$614
Long-term investments for which it is
Practicable	$75	$75	$60	$60
Not Practicable	$—	$—	$—	$—
Debt for which it is(1)
Practicable	$(7,639)	$(7,973)	$(6,581)	$(6,859)
Not Practicable	$—	$—	$—	$—
Interest Rate Protection Agreements
Receive fixed swaps asset/(liability)(2)	$11	$11	$(28)	$(28)
Forward-starting swap asset/(liability)(3)	$(18)	$(18)	$12	$12
Corrugated Cardboard Price Protection Agreements(4)	$(1)	$(1)	$—	$—
(1)
Excludes capital lease and lease-financing obligations.

(2)
As of February 2, 2008 and February 3, 2007, the Company maintained six interest rate swap agreements, with notional amounts totaling $1,050, to manage its exposure to changes in the fair value of its fixed rate debt resulting from interest rate movements by effectively converting a portion of the Company's debt from fixed to variable rates. These agreements mature at varying times between March 2008 and January 2015. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements as an adjustment to interest expense. These interest rate swap agreements are being accounted for as fair value hedges. As of February 2, 2008, other long-term assets totaling $11 were recorded to reflect the fair value of these agreements, offset by increases in the fair value of the underlying debt. As of February 3, 2007, other long-term liabilities totaling $28 were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

(3)
As of February 2, 2008 and February 3, 2007, the Company maintained one and three forward-starting interest rate swap agreements, with a notional amount of $250 and $750, respectively, to manage its exposure to changes in future benchmark interest rates. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on the Company's forecasted issuances of debt in 2007 and 2008. As of February 2, 2008 and February 3, 2007, other long-term liabilities and assets totaling $18 and $12, respectively, were recorded to reflect the fair value of these agreements.

(4)
See Note 6 for a description of the corrugated cardboard price protection agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8.    LEASES AND LEASE-FINANCED TRANSACTIONS

        The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

        Rent expense (under operating leases) consists of:

	2007	2006	2005
Minimum rentals	$747	$753	$760
Contingent payments	11	10	8
Sublease income	(114)	(114)	(107)

Total rent expense	$644	$649	$661

        Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2007 and in the aggregate are:

	Capital Leases	Operating Leases	Lease-Financed Transactions
2008	$54	$774	$5
2009	53	736	5
2010	51	693	5
2011	55	630	6
2012	46	578	6
Thereafter	237	3,459	114

	496	$6,870	$141

Less estimated executory costs included in capital leases	(1)

Net minimum lease payments under capital leases	495
Less amount representing interest	(198)

Present value of net minimum lease payments under capital leases	$297

        Total future minimum rentals under noncancellable subleases at February 2, 2008, were $553.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9.    EARNINGS PER COMMON SHARE

        Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

        The following table provides a reconciliation of earnings and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended February 2, 2008			For the year ended February 3, 2007			For the year ended January 28, 2006
(in millions, except per share amounts)	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount
Basic EPS	$1,181	690	$1.71	$1,115	715	$1.56	$958	724	$1.32
Dilutive effect of stock option awards and warrants		8			8			7

Diluted EPS	$1,181	698	$1.69	$1,115	723	$1.54	$958	731	$1.31

        For the years ended February 2, 2008, February 3, 2007 and January 28, 2006, there were options outstanding for approximately 2.0 million, 25.4 million and 24.6 million shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

10.    STOCK OPTION PLANS

        Prior to January 29, 2006, the Company applied APB No. 25, and related interpretations, in accounting for its stock option plans and provided the pro-forma disclosures required by SFAS No. 123. APB No. 25 provided for recognition of compensation expense for employee stock awards based on the intrinsic value of the award on the grant date.

        The Company grants options for common stock ("stock options") to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company's release of quarterly earnings. The 2007 annual grant was made in conjunction with the June meeting of the Company's Board of Directors.

        Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant, or for certain stock options, the earlier of the Company's stock reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. Under APB No. 25, the Company did not recognize compensation expense for these stock option grants. At February 2, 2008, approximately 11 million shares of common stock were available for future option grants under these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards and expense is recognized over the lapsing cycle. Under APB No. 25, the Company generally recorded expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. As of February 2, 2008, approximately three million shares of common stock were available for future restricted stock awards under the 2005 Long-Term Incentive Plan (the "Plan"). The Company has the ability to convert shares available for stock options under the Plan to shares available for restricted stock awards. Four shares available for common stock option awards can be converted into one share available for restricted stock awards.

        All awards become immediately exercisable upon certain changes of control of the Company.

        Historically, stock option awards were granted to various employees throughout the organization. Restricted stock awards, however, were limited to approximately 150 associates, including members of the Board of Directors and certain members of senior management. Beginning in 2006, the Company began issuing a combination of stock option and restricted stock awards to those employees who previously received only stock option awards, in an effort to further align those employees' interests with those of the Company's non-employee shareholders. As a result, the number of stock option awards granted in 2007 and 2006 decreased and the number of restricted stock awards granted increased.

  Stock Options

        Changes in options outstanding under the stock option plans are summarized below:

	Shares subject to option (in millions)	Weighted-average exercise price
Outstanding, year-end 2004	61.5	$18.20
Granted	6.8	$16.50
Exercised	(7.7)	$9.81
Canceled or Expired	(1.3)	$20.92

Outstanding, year-end 2005	59.3	$19.03
Granted	3.2	$20.05
Exercised	(9.5)	$13.34
Canceled or Expired	(1.1)	$21.01

Outstanding, year-end 2006	51.9	$20.09
Granted	3.4	$28.21
Exercised	(10.1)	$19.05
Canceled or Expired	(.4)	$20.79

Outstanding, year-end 2007	44.8	$20.94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        A summary of options outstanding and exercisable at February 2, 2008 follows:

Range of Exercise Prices	Number outstanding	Weighted-average remaining contractual life	Weighted-average exercise price	Options exercisable	Weighted-average exercise price

	(in millions)	(in years)		(in millions)
$13.78 - $14.93	5.2	4.85	$14.91	5.2	$14.91
$14.94 - $16.39	5.3	7.13	$16.35	2.7	$16.33
$16.40 - $17.31	8.7	4.33	$16.97	6.7	$16.96
$17.32 - $22.99	11.4	4.09	$21.80	8.6	$22.10
$23.00 - $31.91	14.2	3.83	$26.57	9.1	$26.05

$13.78 - $31.91	44.8	4.50	$20.94	32.3	$20.51

        The weighted-average remaining contractual life for options exercisable at February 2, 2008, was approximately 3.7 years.

  Restricted stock

	Restricted shares outstanding (in millions)	Weighted-average grant-date fair value
Outstanding, year-end 2005	.7	$17.85
Granted	2.2	$20.16
Lapsed	(0.4)	$17.46
Canceled or Expired	(0.1)	$19.41
Outstanding, year-end 2006	2.4	$20.02
Granted	2.5	$28.20
Lapsed	(1.4)	$19.90
Canceled or Expired	(0.1)	$22.69

Outstanding, year-end 2007	3.4	$25.89

  Adoption of SFAS No. 123(R)

        Effective January 29, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective method. Under this method, the Company recognizes compensation expense for all share-based awards granted prior to, but not yet vested as of, January 29, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For all share-based awards granted on or after January 29, 2006, the Company recognizes compensation expense based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

        In accordance with the provisions of the modified-prospective transition method, results for prior periods have not been restated. Compensation expense for all share-based awards described above was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

recognized using the straight-line attribution method applied to the fair value of each option grant, over the requisite service period associated with each award. The requisite service period is typically consistent with the vesting period, except as noted below. Because awards typically vest evenly over the requisite service period, compensation cost recognized through February 2, 2008, is at least equal to the grant-date fair value of the vested portion of all outstanding awards. All of the Company stock-based incentive plans are considered equity plans under SFAS No. 123(R).

        The weighted-average fair value of stock options granted during 2007, 2006 and 2005 was $9.66, $6.90 and $7.70, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive accounting judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company's stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations.

        The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2007	2006	2005
Weighted average expected volatility (based on historical volatility)	29.23%	27.60%	30.83%
Weighted average risk-free interest rate	5.06%	5.07%	4.11%
Expected dividend yield	1.40%	1.50%	N/A
Expected term (based on historical results)	6.9 years	7.5 years	8.7 years

        The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of options. Prior to 2006, the Company did not pay a dividend, so an expected dividend rate was not included in the determination of fair value for options granted during those years. Using a dividend yield of 1.50% to value options issued in 2005 would have decreased the fair value of each option by approximately $1.60. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

        Under SFAS No. 123(R), the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

        Total stock compensation recognized in 2007, 2006 and 2005 was $87, $72 and $7, respectively. Stock option compensation recognized in 2007 and 2006 was $51 and $50, respectively. Restricted shares compensation recognized in 2007, 2006 and 2005 was $36, $22 and $7 respectively.

        If compensation cost for the Company's stock option plans for the year ended January 28, 2006 had been determined based upon the fair value at the grant date for awards under these plans consistent with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the methodology prescribed under SFAS No. 123, the net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

2005
Net earnings, as reported	$958
Stock-based compensation expense included in net earnings, net of income tax benefits	5
Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefits	(34)

Pro forma net earnings	$929

Earnings per basic common share, as reported	$1.32
Pro forma earnings per basic common share	$1.28
Earnings per diluted common share, as reported	$1.31
Pro forma earnings per diluted common share	$1.27

        The total intrinsic value of options exercised was $33 and $79 in 2007 and 2006, respectively. The total amount of cash received from the exercise of options granted under share-based payment arrangements was $188. As of February 2, 2008, there was $110 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Company's equity award plans. This cost is expected to be recognized over a weighted-average period of approximately one year. The total fair value of options that vested was $53 and $44 in 2007 and 2006, respectively.

        Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, are utilized to repurchase shares of the Company's stock under a stock repurchase program adopted by the Company's Board of Directors. During 2007, the Company repurchased approximately 10 million shares of stock in such a manner.

        For share-based awards granted prior to the adoption of SFAS No. 123(R), the Company's stock option grants generally contained retirement-eligibility provisions that caused the options to vest upon the earlier of the stated vesting date or retirement. Compensation expense was calculated over the stated vesting periods, regardless of whether certain employees became retirement-eligible during the respective vesting periods. Upon the adoption of SFAS No. 123(R), the Company continued this method of recognizing compensation expense for awards granted prior to the adoption of SFAS No. 123(R). For awards granted on or after January 29, 2006, options vest based on the stated vesting date, even if an employee retires prior to the vesting date. The requisite service period ends, however, on the employee's retirement-eligible date. As a result, the Company recognizes expense for stock option grants containing such retirement-eligibility provisions over the shorter of the vesting period or the period until employees become retirement-eligible (the requisite service period). As a result of retirement eligibility provisions in stock option awards granted on or after January 29, 2006, approximately $13 of compensation expense was recognized in 2007 prior to the completion of stated vesting periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

11.    COMMITMENTS AND CONTINGENCIES

        The Company continuously evaluates contingencies based upon the best available evidence.

        The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company's estimates, future earnings will be charged or credited.

        The principal contingencies are described below:

        Insurance – The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

        Litigation – On October 6, 2006, the Company petitioned the Tax Court (In Re: Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc., Docket No. 20364-06) for a redetermination of deficiencies set by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner has determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition does not qualify as a purchase. The Company believes that it has strong arguments in favor of its position and believes it is more likely than not that its position will be sustained. However, due to the inherent uncertainty involved in the litigation process, there can be no assurances that the Tax Court will rule in favor of the Company. As of February 2, 2008, an adverse decision would require a cash payment of approximately $419, including interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson's, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the "Agreement") between the Company, Albertson's, Inc. and Safeway Inc. (collectively, the "Retailers"), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 25, 2005, the Court denied a motion for a summary judgment filed by the defendants. Ralphs and the other defendants filed a notice of an interlocutory appeal to the United States Court of Appeals for the Ninth Circuit. On November 29, 2005, the appellate court dismissed the appeal. On December 7, 2006, the Court denied a motion for summary judgment filed by the State of California. The Company continues to believe it has strong defenses against this lawsuit and is vigorously defending it. Although this lawsuit is subject to uncertainties inherent to the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

        Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company's financial position.

        The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made adequate provisions therefor. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management's current belief, material differences in actual outcomes or changes in management's evaluation or predictions could arise that could have a material adverse impact on the Company's financial condition or results of operation.

        Guarantees – Most of the Company's outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of the Company's subsidiaries. See Note 17 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, the Company has guaranteed half of the indebtedness of two real estate entities in which Kroger has a 50% ownership interest. The Company's share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7. Based on the covenants underlying this indebtedness as of February 2, 2008, it is unlikely that the Company will be responsible for repayment of these obligations. The Company also agreed to guarantee, up to $10, the indebtedness of an entity of which Kroger has a 25% ownership interest. The Company's share of the responsibility, as of February 2, 2008, should the entity be unable to meet its obligations, totals approximately $9 and is collateralized by $8 of inventory located in the Company's stores.

        Assignments – The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company's assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12.    SUBSEQUENT EVENTS

        On March 19, 2008, the Company announced the issuance of $400 of senior notes bearing an interest rate of 5.00% and $375 of senior notes bearing an interest rate of 6.90%, which will be due April, 2013 and April 2038, respectively.

13.    STOCK

  Preferred Stock

        The Company has authorized 5 million shares of voting cumulative preferred stock; 2 million were available for issuance at February 2, 2008. The stock has a par value of $100 per share and is issuable in series.

  Common Stock

        The Company has authorized one billion shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1 billion to 2 billion when the Board of Directors determines it to be in the best interest of the Company.

  Common Stock Repurchase Program

        The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of Kroger stock, from time to time. The Company made open market purchases totaling $1,151, $374 and $239 under these repurchase programs in fiscal 2007, 2006 and 2005, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit. The Company repurchased approximately $270, $259 and $13 under the stock option program during fiscal 2007, 2006 and 2005, respectively.

14.    BENEFIT PLANS

        The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These included several qualified pension plans (the "Qualified Plans") and a non-qualified plan (the "Non-Qualified Plan"). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

        Effective February 3, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income ("AOCI"). The Company currently uses a December 31 measurement date. Effective for 2008, the statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The Company will adopt the measurement date change in fiscal 2008.

        Amounts recognized in AOCI as of February 2, 2008 consist of the following (pre-tax):

February 2, 2008	Pension Benefits	Other Benefits	Total
Unrecognized net actuarial loss (gain)	$241	$(38)	$203
Unrecognized prior service cost (credit)	6	(35)	(29)
Unrecognized transition obligation	1	—	1

Total liabilities	$248	$(73)	$175

        Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in 2008 are as follows (pre-tax):

February 2, 2008	Pension Benefits	Other Benefits	Total
Net actuarial loss	$10	$—	$10
Prior service cost (credit)	2	(6)	(4)

Total liabilities	$12	$(6)	$6

        Other changes recognized in other comprehensive income in 2007 are as follows (pre-tax):

February 2, 2008	Pension Benefits	Other Benefits	Total
Incurred prior service cost	$2	$—	$2
Incurred net actuarial gain	(156)	(65)	(221)
Amortization of prior service cost	(3)	6	3
Amortization of net actuarial loss	(37)	—	(37)

Total recognized in other comprehensive income	(194)	(59)	(253)

Total recognized in net periodic benefit cost and other comprehensive income	$(125)	$(36)	$(161)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2007	2006	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$2,419	$2,284	$113	$105	$373	$356
Service cost	42	123	2	2	10	13
Interest cost	141	130	9	6	19	20
Plan participants' contributions	1	—	—	—	9	11
Amendments	2	—	—	—	—	—
Actuarial (gain) loss	(143)	(4)	23	7	(65)	4
Benefits paid	(120)	(114)	(8)	(7)	(26)	(31)

Benefit obligation at end of fiscal year	$2,342	$2,419	$139	$113	$320	$373

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$2,098	$1,814	$—	$—	$—	$—
Actual return on plan assets	200	248	—	—	—	—
Employer contributions	51	150	8	7	17	20
Plan participants' contributions	1	—	—	—	9	11
Benefits paid	(120)	(114)	(8)	(7)	(26)	(31)

Fair value of plan assets at end of fiscal year	$2,230	$2,098	$—	$—	$—	$—

Funded status at end of fiscal year	$(112)	$(321)	$(139)	$(113)	$(320)	$(373)

Net asset (liability) recognized at end of fiscal year	$(112)	$(321)	$(139)	$(113)	$(320)	$(373)

        As of February 2, 2008 and February 3, 2007, pension plan assets included no shares of The Kroger Co. common stock.

	Pension Benefits			Other Benefits
Weighted average assumptions
	2007	2006	2005	2007	2006	2005
Discount rate – Benefit obligation	6.50%	5.90%	5.70%	6.50%	5.90%	5.70%
Discount rate – Net periodic benefit cost	5.90%	5.70%	5.75%	5.90%	5.70%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.56%	3.50%	3.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The Company's discount rate assumption was intended to reflect the rate at which the pension benefits could be effectively settled. It takes into account the timing and amount of benefits that would be available under the plan. The Company's methodology for selecting the discount rate as of year-end 2007 was to match the plan's cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be "settled" by "investing" them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 6.50% discount rate as of year-end 2007 represents the equivalent single rate under a broad-market AA yield curve constructed by an outside consultant. We utilized a discount rate of 5.90% for year-end 2006. The 60 basis point increase in the discount rate decreased the projected pension benefit obligation as of February 2, 2008, by approximately $184.

        To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets was 8.5% for the ten calendar years ended December 31, 2007, net of all fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2007, on that same basis, was 9.5%. The Company utilized a pension return assumption of 8.5% in 2007, 2006 and 2005.

        The Company uses the RP-2000 projected 2015 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$42	$123	$118	$2	$2	$1	$10	$13	$12
Interest cost	141	130	113	9	6	6	19	20	19
Expected return on plan assets	(165)	(152)	(130)	—	—	—	—	—	—
Amortization of:
Transition asset	—	(1)	(1)	—	—	—	—	—	—
Prior service cost	1	3	3	2	2	2	(6)	(7)	(7)
Actuarial (gain) loss	31	41	24	6	2	2	—	—	—
Curtailment charge	—	5	—	—	—	—	—	—	—

Net periodic benefit cost	$50	$149	$127	$19	$12	$11	$23	$26	$24

        The following table provides the projected benefit obligation ("PBO"), accumulated benefit obligation ("ABO") and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2007	2006	2007	2006
PBO at end of fiscal year	$2,342	$2,419	$139	$113
ABO at end of fiscal year	$2,144	$2,232	$118	$103
Fair value of plan assets at end of year	$2,230	$2,098	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The following table provides information about the Company's estimated future benefit payments.

	Pension Benefits	Other Benefits
2008	$139	$22
2009	$141	$24
2010	$145	$25
2011	$151	$26
2012	$159	$26
2013 – 2017	$932	$145

        The Company discontinued the accrual of additional benefits under the Company's cash balance formula of the Consolidated Retirement Benefit Plan (the "Cash Balance Plan") effective January 1, 2007. Participants in the Cash Balance Plan will continue to earn interest credits on their accrued benefit balance as of December 31, 2006, based on average Treasury rates, but will no longer accrue cash balance pay credits under the Cash Balance Plan after December 31, 2006. Projected pension benefit payments, as noted above, are lower than estimates in prior years as a result of the discontinuation of benefit accruals under the Cash Balance Plan. As a result of the decision to curtail benefits under the Cash Balance Plan, the Company recorded a charge totaling $5, pre-tax, in fiscal 2006, which represented the previously unrecognized prior service costs.

        Net periodic benefit cost decreased in 2007 compared to 2006 and 2005 due to participants in the Cash Balance formula of the Consolidated Retirement Benefit Plan being moved to a 401(k) retirement savings account plan effective January 1, 2007. Participants under that formula continue to earn interest on prior contributions but no additional pay credits will be earned. The 401(k) retirement savings plan provides to eligible employees both matching contributions and automatic contributions from Kroger based on participant contributions, plan compensation, and length of service. The Company contributed and expensed $90 to employee 401(k) retirement savings accounts in 2007.

        The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target allocations	Actual allocations
	2007	2007	2006
Pension plan asset allocation, as of December 31:
Domestic equity securities	17.5%	15.2%	21.1%
International equity securities	20.5	21.4	27.5
Investment grade debt securities	21.8	21.6	23.3
High yield debt securities	9.7	9.9	7.7
Private equity	5.0	5.9	4.9
Hedge funds	17.0	17.2	7.4
Real estate	1.4	1.7	1.4
Other	7.1	7.1	6.7

Total	100.0%	100.0%	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        Investment objectives, policies and strategies are set by the Pension Investment Committee (the "Committee") appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan's current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

        Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

        The current target allocations shown represent 2007 targets that were established in 2006. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments is used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. Although the Company is not required to make cash contributions to its Company-sponsored pension plans during fiscal 2008, contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. The Company expects any voluntary contributions made during 2008 will reduce its minimum required contributions in future years.

        The measurement date for post-retirement benefit obligations is the December 31st nearest the fiscal year-end. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 8.50% initial health care cost trend rate and a 5.00% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$32	$(28)

        On December 8, 2003, the President signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003. The law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. The Company has concluded that the plan is at least "actuarially equivalent" to the Medicare Part D plan for certain covered groups only and will be eligible for the subsidy for those groups. The effect of the subsidy reduced the Company's postretirement benefit obligation as of February 2, 2008 and February 3, 2007 by $4 and $6, respectively, and did not have a material effect on the Company's net periodic benefit cost in either of those years. The remaining groups' benefits are not "actuarially equivalent" to the Medicare Part D plan, and the Company has made the decision to pay as secondary coverage to Medicare Part D for those groups.

        The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

        The Company recognizes expense in connection with these plans as contributions are funded, in accordance with GAAP. The Company made contributions to these plans, and recognized expense, of $207 in 2007, $204 in 2006, and $196 in 2005.

        Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Although underfunding can result in the imposition of excise taxes on contributing employers, factors such as increased contributions, increased asset values or future service benefit changes can reduce underfunding so that excise taxes are not triggered. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

        The Company also administers other defined contribution plans for eligible union and non-union employees. The cost of these plans for 2007, 2006 and 2005 was $8.

15.    RECENTLY ADOPTED ACCOUNTING STANDARDS

        Effective February 4, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ("FIN No. 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The effect of adoption was to increase retained earnings by $4 and to decrease the Company's accrual for uncertain tax positions by a corresponding amount. Additionally, the Company decreased goodwill and accrual for uncertain tax positions by $72 to reflect the measurement under the rules of FIN No. 48 of an uncertain tax position related to previous business combinations.

        As of adoption, the total amount of unrecognized tax benefits for uncertain tax positions, including positions affecting only the timing of tax benefits, was $694. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $119.

        To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense in the Company's Condensed Consolidated Statements of Operations. This accounting policy election is a continuation of the Company's historical policy. As of February 4, 2007, the amount of accrued interest and penalties included on the Condensed Consolidated Balance Sheets was $118.

        The IRS concluded a field examination of the Company's 2002 – 2004 U.S. tax returns during the third quarter of 2007. An examination of the Company's 1999 – 2001 U.S. tax returns was completed in 2005. The Company contested two issues at the appellate level of the IRS. One of the issues was resolved in the third quarter of 2007 and the Company anticipates that the remaining issue may be resolved within the next 12 months. In the opinion of management, the ultimate disposition of the item noted above will not have a significant effect on the Company's consolidated financial position, liquidity, or results of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

operations. Additionally, The Company has a case in the U.S. Tax Court. A decision on this case is not expected within the next 12 months. In connection with this case, the Company has extended the statute of limitations on its tax years after 1991.

        As a result of settlements with taxing authorities during the third quarter, the Company reclassified unrecognized tax benefits of $168 from other long-term liabilities to deferred income taxes and accrued taxes payable. See Note 4 for further discussion of the adoption of FIN 48.

        Effective February 3, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statement No. 87, 99, 106 and 132(R), which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income ("AOCI"). The Company currently uses a December 31 measurement date. Effective for 2008, the statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The Company will adopt the measurement date change in fiscal 2008. See Note14 for further discussion of the adoption of SFAS 158.

        Effective January 29, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective method. Under this method, the Company recognizes compensation expense for all share-based awards granted prior to, but not yet vested as of, January 29, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For all share-based awards granted on or after January 29, 2006, the Company recognizes compensation expense based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). See Note10 for further discussion of the adoption of SFAS 123(R).

16.    RECENTLY ISSUED ACCOUNTING STANDARDS

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurement. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 will become effective for the Company's fiscal year beginning February 3, 2008. The Company is evaluating the effect the implementation of SFAS No. 157 will have on its Consolidated Financial Statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. SFAS No. 159 will be become effective for the Company's fiscal year beginning February 3, 2008. The Company is currently evaluating the effect the adoption of SFAS No. 159 will have on its Consolidated Financial Statements.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51. SFAS No. 160 will require the consolidation of noncontrolling interests as a component of equity. SFAS No. 160 will become effective for the Company's

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of SFAS No. 160 will have on its Consolidated Financial Statements.

        In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R further expands the definitions of a business and the fair value measurement and reporting in a business combination. SFAS No. 141R will become effective for the Company's fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of SFAS No. 141R will have on its Consolidated Financial Statements.

        In March 2007, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures on an entity's derivative and hedging activities. SFAS No. 161 will become effective for the Company's fiscal year beginning February 1, 2009. The Company is currently evaluating the effect the adoption of SFAS No. 161 will have on its Consolidated Financial Statements.

17.    GUARANTOR SUBSIDIARIES

        The Company's outstanding public debt (the "Guaranteed Notes") is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the "Guarantor Subsidiaries"). At February 2, 2008, a total of approximately $6,766 of Guaranteed Notes was outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

        The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pre-tax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries' information is not separately presented in the tables below.

        There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

        The following tables present summarized financial information as of February 2, 2008 and February 3, 2007 and for the three years ended February 2, 2008.

Condensed Consolidating
Balance Sheets
As of February 2, 2008

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$26	$216	$—	$242
Deposits in-transit	76	600	—	676
Receivables	152	2,515	(1,881)	786
Net inventories	420	4,435	—	4,855
Prepaid and other current assets	373	182	—	555

Total current assets	1,047	7,948	(1,881)	7,114
Property, plant and equipment, net	1,684	10,814	—	12,498
Goodwill	56	2,088	—	2,144
Adjustment to reflect fair value interest rate hedges	11	—	—	11
Other assets	1,412	657	(1,537)	532
Investment in and advances to subsidiaries	11,979	—	(11,979)	—

Total Assets	$16,189	$21,507	$(15,397)	$22,299

Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,592	$—	$—	$1,592
Accounts payable	1,822	5,646	(3,418)	4,050
Other current liabilities	—	3,045	—	3,045

Total current liabilities	3,414	8,691	(3,418)	8,687
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	6,485	—	—	6,485
Adjustment to reflect fair value interest rate hedges	44	—	—	44

Long-term debt including obligations under capital leases and financing obligations	6,529	—	—	6,529
Other long-term liabilities	1,332	837	—	2,169

Total Liabilities	11,275	9,528	(3,418)	17,385

Shareowners' Equity	4,914	11,979	(11,979)	4,914

Total Liabilities and Shareowners' equity	$16,189	$21,507	$(15,397)	$22,299

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of February 3, 2007

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$25	$164	$—	$189
Deposits in-transit	69	545	—	614
Receivables	168	1,982	(1,372)	778
Net inventories	406	4,203	—	4,609
Prepaid and other current assets	371	194	—	565

Total current assets	1,039	7,088	(1,372)	6,755
Property, plant and equipment, net	1,429	10,350	—	11,779
Goodwill	56	2,136	—	2,192
Other assets	1,184	612	(1,307)	489
Investment in and advances to subsidiaries	11,510	—	(11,510)	—

Total Assets	$15,218	$20,186	$(14,189)	$21,215

Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$906	$—	$—	$906
Accounts payable	1,614	4,869	(2,679)	3,804
Other current liabilities	—	2,871	—	2,871

Total current liabilities	2,520	7,740	(2,679)	7,581
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	6,136	—	—	6,136
Adjustment to reflect fair value interest rate hedges	18	—	—	18

Long-term debt including obligations under capital leases and financing obligations	6,154	—	—	6,154
Other long-term liabilities	1,621	936	—	2,557

Total Liabilities	10,295	8,676	(2,679)	16,292

Shareowners' Equity	4,923	11,510	(11,510)	4,923

Total Liabilities and Shareowners' equity	$15,218	$20,186	$(14,189)	$21,215

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 2, 2008

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$9,022	$62,482	$(1,269)	$70,235
Merchandise costs, including warehousing and transportation	6,877	48,171	(1,269)	53,779
Operating, general and administrative	1,666	10,489	—	12,155
Rent	125	519	—	644
Depreciation and amortization	148	1,208	—	1,356

Operating profit	206	2,095	—	2,301
Interest expense	468	6	—	474
Equity in earnings of subsidiaries	1,511	—	(1,511)	—

Earnings (loss) before tax expense	1,249	2,089	(1,511)	1,827
Tax expense	68	578	—	646

Net earnings (loss)	$1,181	$1,511	$(1,511)	$1,181

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 3, 2007

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$8,731	$58,383	$(1,003)	$66,111
Merchandise costs, including warehousing and transportation	6,630	44,488	(1,003)	50,115
Operating, general and administrative	1,697	10,142	—	11,839
Rent	132	517	—	649
Depreciation and amortization	136	1,136	—	1,272

Operating profit	136	2,100	—	2,236
Interest expense	480	8	—	488
Equity in earnings of subsidiaries	1,843	—	(1,843)	—

Earnings before income tax expense	1,499	2,092	(1,843)	1,748
Income tax expense	384	249	—	633

Net earnings	$1,115	$1,843	$(1,843)	$1,115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 28, 2006

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$8,693	$52,822	$(962)	$60,553
Merchandise costs, including warehousing and transportation	6,502	40,021	(958)	45,565
Operating, general and administrative	1,657	9,368	2	11,027
Rent	165	502	(6)	661
Depreciation and amortization	139	1,126	—	1,265

Operating profit	230	1,805	—	2,035
Interest expense	498	12	—	510
Equity in earnings of subsidiaries	1,164	—	(1,164)	—

Earnings before income tax expense	896	1,793	(1,164)	1,525
Income tax expense (benefit)	(62)	629	—	567

Net earnings	$958	$1,164	$(1,164)	$958

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 2, 2008

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$(433)	$3,014	$2,581

Cash flows from investing activities:
Payments for capital expenditures	(210)	(1,916)	(2,126)
Other	(29)	(63)	(92)

Net cash used by investing activities	(239)	(1,979)	(2,218)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,590	—	1,590
Payments on long-term debt	(560)	—	(560)
Proceeds from issuance of capital stock	224	—	224
Treasury stock purchases	(1,421)	—	(1,421)
Dividends paid	(202)	—	(202)
Other	—	59	59
Net change in advances to subsidiaries	1,042	(1,042)	—

Net cash (used) provided by financing activities	673	(983)	(310)

Net decrease in cash and temporary cash investments	1	52	53
Cash and temporary cash investments:
Beginning of year	25	164	189

End of year	$26	$216	$242

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 3, 2007

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$152	$2,199	$2,351

Cash flows from investing activities:
Payments for capital expenditures	(143)	(1,540)	(1,683)
Other	56	40	96

Net cash used by investing activities	(87)	(1,500)	(1,587)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	362	—	362
Payments on long-term debt	(556)	—	(556)
Proceeds from issuance of capital stock	168	—	168
Treasury stock purchases	(633)	—	(633)
Dividends paid	(140)	—	(140)
Other	18	(4)	14
Net change in advances to subsidiaries	702	(702)	—
Net cash used by financing activities	(79)	(706)	(785)

Net decrease in cash and temporary cash investments	(14)	(7)	(21)
Cash and temporary cash investments:
Beginning of year	39	171	210

End of year	$25	$164	$189

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 28, 2006

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,171	$1,021	$2,192

Cash flows from investing activities:
Payments fro capital expenditures	(188)	(1,118)	(1,306)
Other	11	16	27

Net cash used by investing activities	(177)	(1,102)	(1,279)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	14	—	14
Payments on long-term debt	(764)	(33)	(797)
Proceeds from issuance of capital stock	78	—	78
Treasury stock purchases	(252)	—	(252)
Other	77	33	(110)
Net change in advances to subsidiaries	(140)	140	—

Net cash provided (used) by financing activities	(987)	140	(847)

Net increase in cash and temporary cash investments	7	59	66
Cash and temporary cash investments:
Beginning of year	32	112	144

End of year	$39	$171	$210

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

18.    QUARTERLY DATA (UNAUDITED)

	Quarter
2007	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)

Sales	$20,726	$16,139	$16,135	$17,235	$70,235
Net earnings	$337	$267	$254	$323	$1,181
Net earnings per basic common share	$0.48	$0.38	$0.37	$0.48	$1.71
Average number of shares used in basic calculation	706	702	678	668	690
Net earnings per diluted common share	$0.47	$0.38	$0.37	$0.48	$1.69
Average number of shares used in diluted calculation	715	709	685	676	698

	Quarter
2006	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (13 Weeks)	Total Year (53 Weeks)

Sales	$19,415	$15,138	$14,699	$16,859	$66,111
Net earnings	$306	$209	$215	$385	$1,115
Net earnings per basic common share	$0.42	$0.29	$0.30	$0.55	$1.56
Average number of shares used in basic calculation	722	719	712	706	715
Net earnings per diluted common share	$0.42	$0.29	$0.30	$0.54	$1.54
Average number of shares used in diluted calculation	729	725	720	715	723

CERTIFICATIONS

        On July 19, 2007, we submitted a Section 12(a) CEO Certification to the New York Stock Exchange with no qualifications. We also filed with the SEC the Rule 13a-14(a)/15d-14(a) Certifications as an exhibit to Form 10-K for fiscal years 2006 and 2007.

Kroger has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York Mellon Employee Investment Plans Division P. O. Box 7090 Troy, MI 48007-7090 Toll Free 1-800-872-3307

Questions regarding Kroger's 401(k) plan should be directed to the employee's Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee's Human Resources Department.

SHAREOWNERS: BNY Mellon Shareowner Services is Registrar and Transfer Agent for Kroger's Common Stock. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

BNY Mellon Shareowner Services P. O. Box 358015 Pittsburgh, PA 15252-8015

The Bank's toll-free number is: 1-866-405-6566.

Shareholder questions and requests for forms available on the Internet should be directed to:
www.bnymellon.com/shareowner.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger's corporate website at www.thekrogerco.com.

E X E C U T I V E O F F I C E R S

Donald E. Becker
Executive Vice President
 David B. Dillon
Chairman of the Board and
Chief Executive Officer
 Kevin M. Dougherty
Group Vice President
 Joseph A. Grieshaber, Jr.
Group Vice President
 Paul W. Heldman
Executive Vice President,
Secretary and General Counsel
 Scott M. Henderson
Vice President and Treasurer

Christopher T. Hjelm
Senior Vice President and
Chief Information Officer
 Carver L. Johnson
Group Vice President and
Chief Diversity Officer
 Calvin J. Kaufman
Group Vice President
President – Manufacturing
 Lynn Marmer
Group Vice President
 Don W. McGeorge
President and
Chief Operating Officer
 W. Rodney McMullen
Vice Chairman

M. Marnette Perry
Senior Vice President
 J. Michael Schlotman
Senior Vice President and
Chief Financial Officer
 Paul J. Scutt
Senior Vice President
 M. Elizabeth Van Oflen
Vice President and Controller
 Della Wall
Group Vice President
 R. Pete Williams
Senior Vice President
O P E R A T I N G U N I T H E A D S

John E. Bays
Dillon Stores
 Paul L. Bowen
Jay C
 William H. Breetz, Jr.
Southwest Division
 Geoffrey J. Covert
Cincinnati Division
 Jay Cummins
Mid-Atlantic Division
 Russell J. Dispense
King Soopers
 Michael J. Donnelly
Ralphs
 Michael L. Ellis
Fred Meyer Stores
 Peter M. Engel
Fred Meyer Jewelers
 Jon C. Flora
Fry's

Donna Giordano
QFC
 Rick Going
Michigan Division
 John P. Hackett
Mid-South Division
 James Hallsey
Smith's
 David G. Hirz
Food 4 Less
 Jeffrey A. Parker
Kwik Shop
 Kathleen Kelly
Kroger Personal Finance
(50% owned by Kroger)
 Bruce A. Lucia
Atlanta Division
 Bruce A. Macaulay
Columbus Division

Robert Moeder
Central Division
 Phyllis J. Norris
City Market
 Darel Pfeiff
Turkey Hill Minit Markets
 D. Mark Prestidge
Delta Division
 Mark W. Salisbury
Tom Thumb
 Arthur Stawski, Sr.
Loaf 'N Jug
 Ron Stewart
Quik Stop
 Van Tarver
Convenience Stores and
Supermarket Petroleum

THE KROGER CO.  •  1014 VINE STREET  •  CINCINNATI, OHIO 45202  •  (513) 762-4000

Please mark
your votes as	X
indicated in
this example

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.

1.ELECTION OF DIRECTORS:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 Reuben V.	☐	☐	☐	1.6 David B.	☐	☐	☐	1.11 Susan M.	☐	☐	☐	2. Approval of 2008 Long-Term Incentive and Cash Bonus Plan.		☐	☐	☐
Anderson				Lewis				Phillips

1.2				1.7				1.12				3. Approval of PricewaterhouseCoopers LLP, as auditors.		☐	☐	☐
Robert D. Beyer	☐	☐	☐	Don W. McGeorge	☐	☐	☐	Steven R. Rogel	☐	☐	☐

1.3				1.8				1.13				The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6, 7 and 8.
David B. Dillon	☐	☐	☐	W. Rodney McMullen	☐	☐	☐	James A. Runde	☐	☐	☐
														FOR	AGAINST	ABSTAIN
1.4 Susan J. Kropf	☐	☐	☐	1.9 Jorge P. Montoya	☐	☐	☐	1.14 Ronald L. Sargent	☐	☐	☐	4.	Approve shareholder proposal, if properly presented, to recommend preparation of climate change report.	☐	☐	☐

1.5 John T. LaMacchia	☐	☐	☐	1.10 Clyde R. Moore	☐	☐	☐	1.15 Bobby S. Shackouls	☐	☐	☐	5.	Approve shareholder proposal, if properly presented, to recommend purchasing preference for suppliers using controlled-atmosphere killing of chickens.	☐	☐	☐

												6.	Approve shareholder proposal, if properly presented, to recommend phase out of sale of eggs from hens confined in battery cages.	☐	☐	☐

												7.	Approve shareholder proposal, if properly presented, to recommend preparation of product toxicity report.	☐	☐	☐

												8.	Approve shareholder proposal, if properly presented, to recommend adoption of proposed compensation principles for senior executives.	☐	☐	☐

Signature	Co-owner sign here	Date
Please sign below exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time

June 25, 2008

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.eproxy.com/kr		1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone in the United States, Canada and Puerto Rico to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 on-line access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2008 Annual Meeting materials on the Internet by pointing your browser to http://www.kroger.com/reports.

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting to be Held on June 26, 2008

The undersigned hereby appoints each of DAVID B. DILLON, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6, 7 and 8.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you vote your proxy by Internet or telephone or sign and return the card.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments

FOLD AND DETACH HERE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSALS TO SHAREHOLDERS
ELECTION OF DIRECTORS (ITEM NO. 1)
INFORMATION CONCERNING THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PERSON TRANSACTIONS
STATEMENT OF POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS
AUDIT COMMITTEE REPORT
APPROVAL OF THE 2008 LONG-TERM INCENTIVE AND CASH BONUS PLAN (ITEM NO. 2)
2007 EQUITY COMPENSATION PLAN INFORMATION
SELECTION OF AUDITORS (ITEM NO. 3)
DISCLOSURE OF AUDITOR FEES
SHAREHOLDER PROPOSAL (ITEM NO. 4)
SHAREHOLDER PROPOSAL (ITEM NO. 5)
SHAREHOLDER PROPOSAL (ITEM NO. 6)
SHAREHOLDER RESOLUTION
SHAREHOLDER PROPOSAL (ITEM NO. 7)
REPORT ON TOXIC CHEMICALS IN PRODUCTS
SHAREHOLDER PROPOSAL (ITEM NO. 8)
THE KROGER CO. 2008 LONG-TERM INCENTIVE AND CASH BONUS PLAN
ISSUER PURCHASES OF EQUITY SECURITIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE KROGER CO. CONSOLIDATED BALANCE SHEETS
THE KROGER CO. CONSOLIDATED STATEMENTS OF OPERATIONS
THE KROGER CO. CONSOLIDATED STATEMENTS OF CASH FLOWS
THE KROGER CO. CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED
CERTIFICATIONS